Exhibit 10.1

CONTRIBUTION AND EXCHANGE AGREEMENT

among

THE PROMENADE TRUST

and

RFX ACQUISITION LLC

and

SPORTS ENTERTAINMENT ENTERPRISES, INC.

Dated as of December 15, 2004

i

Section 4.19	Permits.
Section 4.20	Intellectual Property.
Section 4.21	Indebtedness
Section 4.22	Finders’ Fees
Section 4.23	Investment Representations

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASING LLC AND PUBLICO

Section 5.1	Organization and Qualification
Section 5.2	Corporate Authorization
Section 5.3	Capitalization; Purchasing LLC’s Shareholding in Publico After the Concurrent Contribution
Section 5.4	Consents and Approvals
Section 5.5	Noncontravention
Section 5.6	Financial Statements; No Contingent Liabilities
Section 5.7	Finders’ Fees
Section 5.8	Litigation.
Section 5.9	SEC Reports and Financial Statements
Section 5.10	Supplied Information
Section 5.11	Business of Publico
Section 5.12	Absence of Material Adverse Effect
Section 5.13	Compliance
Section 5.14	Trading in Stock
Section 5.15	Investment Representations
Section 5.16	Availability of Funds.
Section 5.17	Representations and Warranties of Publico Acquisition Agreement
Section 5.18	Solvency
Section 5.19	Taxes

ARTICLE VI COVENANTS

Section 6.1	Pre-Closing Covenants of Seller
Section 6.2	Certain Other Agreements.
Section 6.3	Other Post-Closing Covenants.
Section 6.4	Tangible Personal Property
Section 6.5	Tax Matters.
Section 6.6	No Solicitation or Other Transaction
Section 6.7	No Breaches
Section 6.8	Audited Financial Statements
Section 6.9	Confidentiality

Section 6.10	Termination of Related Party Arrangements; Liquidation of Certain Seller Entities
Section 6.11	Board Seat for Beneficiary
Section 6.12	[Intentionally omitted]
Section 6.13	Discharge of Indebtedness
Section 6.14	Ancillary Agreements
Section 6.15	Sarbanes-Oxley Advisors
Section 6.16	Prohibited Activities
Section 6.17	Simultaneous Closing

ARTICLE VII CONDITIONS TO CLOSING

Section 7.1	Conditions to the Obligations of Purchasers and Seller
Section 7.2	Conditions to the Obligations of Purchasers
Section 7.3	Conditions to the Obligations of Seller

ARTICLE VIII SURVIVAL; INDEMNIFICATION

Section 8.1	Survival
Section 8.2	Indemnification by Purchasing LLC and Publico
Section 8.3	Indemnification by Seller.
Section 8.4	Third-Party Claim Indemnification Procedures
Section 8.5	Computation of Losses Subject to Indemnification.
Section 8.6	Threshold for Recovery; Aggregate Limit on Indemnity.
Section 8.7	Limitation on Remedies.
Section 8.8	Escrow Procedures; Parties’ Delivery of Certificates
Section 8.9	Remediation

ARTICLE IX TERMINATION

Section 9.1	Termination
Section 9.2	Effect of Termination

ARTICLE X MISCELLANEOUS

Section 10.1	Notices
Section 10.2	Amendment
Section 10.3	Assignment.
Section 10.4	Entire Agreement
Section 10.5	Disclosure Schedules; Exhibits
Section 10.6	Parties in Interest; No Third-Party Beneficiaries
Section 10.7	Public Disclosure
Section 10.8	Requests for and Return of Information
Section 10.9	Expenses

Section 10.10	Amounts Paid and Calculated in U.S. Dollars; Receivables and Payable Currency
Section 10.11	No Other Representations or Warranties; Authorized Representatives; Bulk Sales; No Obligation to Register Preferred Stock; Legend
Section 10.12	GOVERNING LAW
Section 10.13	Waivers
Section 10.14	Counterparts
Section 10.15	Headings
Section 10.16	Severability
Section 10.17	Purchasers’ Corporate Opportunities; Trustees not Personally Liable

ARTICLE XI DEFINITIONS AND TERMS

Section 11.1	Specific Definitions
Section 11.2	Other Terms

EXHIBITS

Exhibit A	Purchase and Sale Agreement
Exhibit B	Operating Agreement
Exhibit C	Closing Escrow Agreement
Exhibit D	Instrument of Assignment
Exhibit E	Bill of Sale and Instrument of Assumption
Exhibit F-1	Form of Legal Opinion of Proskauer Rose LLP
Exhibit F-2	Form of Legal Opinion of Glankler Brown PLLC
Exhibit F-3	Form of Legal Opinion of Greenberg Traurig
Exhibit G	Letter Agreement with Beneficiary
Exhibit H	Form of Employment Agreement
Exhibit I	Form of Beneficiary Employment Agreement
Exhibit J	Unaudited Financial Statements
Exhibit K	Publico Financial Statements
Exhibit L	Tax Sharing Agreement
Exhibit M	[Intentionally Omitted]
Exhibit N	Prohibited Activities
Exhibit O	Publico Preferred Stock Term Sheet
Exhibit P	Consulting and Non-Competition Agreement
Exhibit Q	Knowledge of Seller
Exhibit R	Mansion Agreement
Exhibit S	EPE Series A and Series B Preferred Stock Term Sheet
Exhibit T	Other Preferred Stock Term Sheet

v

SCHEDULES

Schedule A	Excluded Assets and Excluded Liabilities
Schedule 3.2(h)	Title Endorsements
Schedule 3.3(b)	Employment Agreements
Schedule 4.1	Beneficiaries under the Trust Agreement
Schedule 4.3(a)	Subsidiaries of Seller
Schedule 4.3(b)	Transferred Subsidiaries
Schedule 4.4	Consents and Approvals Required for Seller
Schedule 4.5	Seller Non-Contravention
Schedule 4.8	Litigation and Claims
Schedule 4.9(a)	Taxes – EPE Shares
Schedule 4.9(b)	Taxes – Contributed Assets
Schedule 4.10(a)	Employee Benefit Plans
Schedule 4.10(c)	Employee Benefits
Schedule 4.11(a)	Labor Matters
Schedule 4.11(b)	List of Employees
Schedule 4.12	No Default and Compliance with Laws
Schedule 4.13	Environmental Matters
Schedule 4.14(a)	Material Contracts
Schedule 4.14(b)	Breaches of Material Contracts
Schedule 4.14(c)	Guarantees
Schedule 4.14(d)	Material Contracts Requiring Consent
Schedule 4.15	Title to Tangible Personal Property
Schedule 4.16(a)	All Owned Real Property and All Leased Real Property used by Seller or the Transferred Subsidiaries to Conduct the Business
Schedule 4.16(b)	Exceptions to Title to Owned and Leased Real Properties
Schedule 4.16(d)	Defaults and Related Matters
Schedule 4.17	Material Adverse Effects
Schedule 4.18	Insurance
Schedule 4.19	Permits
Schedule 4.20(a)	Intellectual Property Rights
Schedule 4.20(c)(i)	Pending Lawsuits, Actions and/or Formal Claims Relating to Intellectual Property Rights
Schedule 4.20(c)(ii)	List of Recipients of Cease and Desist Letters Regarding Intellectual Property Rights
Schedule 4.20(c)(iii)	Persons Infringing Intellectual Property Rights
Schedule 4.20(d)	Pending Claims, Demands and Suits Asserting that Intellectual Property Rights Infringe Upon Third Party Rights
Schedule 4.20(e)(i)	Musical Compositions

Schedule 4.20(e)(ii)(a)	Schedule of “Suspense Account” Monies (Those Royalty Monies Due to But Not Paid to Songwriters and/or Other Participants)
Schedule 4.20(e)(ii)(b)	Schedule of “Suspense Account” Monies (Those Monies Received by or on Behalf of Seller in Regard to Musical Compositions Neither Owned or Controlled by Seller)
Schedule 4.20(e)(iv)(A)	Songwriters and Other Royalty Participants
Schedule 4.20(e)(iv)(B)	List of Agreements with Include “Controlled Compositions” Clauses and/or Other Compensation Clauses Below Industry Norms
Schedule 4.20(e)(v)	List of Extant Exclusive Agreements
Schedule 4.20(e)(vii)	Schedule of Advances
Schedule 4.20(f)(i)	Audio/Visual Masters and Corresponding Agreements
Schedule 4.20(f)(iii)	Audio/Visual Material Outstanding Advances
Schedule 4.20(g)(i)	Audio Masters and Corresponding Agreements
Schedule 4.20(g)(iii)	Audio Master Material Outstanding Advances
Schedule 4.20(h)(i)	Written Works
Schedule 4.20(h)(iii)	Written Works
Schedule 4.20(i)	Trademarks
Schedule 4.20(j)	Identity Rights
Schedule 4.20(k)	Photographs
Schedule 4.20(l)	Owned or Validly Licensed Software
Schedule 4.20(m)(i)	Material Intellectual Property Contracts
Schedule 4.21	Outstanding Indebtedness of the Business
Schedule 5.1	Members of Purchasing LLC
Schedule 5.3(c)	Capital Stock or Other Equity Interests of any Person held by Publico
Schedule 5.4	Consents and Approvals Required for Purchasers
Schedule 5.5	Purchasers Non-Contravention
Schedule 5.9	SEC Reports and Financial Statements Not Filed Timely or Related Matters
Schedule 5.12	Business of Publico
Schedule 5.14	Trading in Stock
Schedule 5.19	Taxes – Publico
Schedule 6.1(e)	Permitted Dividends and Distributions
Schedule 6.1(j)	Permitted Indebtedness
Schedule 6.9(b)	Certain Confidential Information
Schedule 6.10(a)	Related Party Agreements which Shall be Terminated
Schedule 6.10(b)	Liquidation of Certain Seller Entities
Schedule 6.13	Meadow Oaks Debt Fee
Schedule 7.2(i)	Exceptions to Audited Financial Statements Condition
Schedule 7.2(j)	Liabilities
Schedule 10.17(a)	Controlling Person’s Activities

CONTRIBUTION AND EXCHANGE AGREEMENT, dated as of December 15, 2004 among The Promenade Trust, a grantor trust created under the laws of Tennessee (“Seller”), Sports Entertainment Enterprises, Inc., a Colorado corporation (“Publico”) and RFX Acquisition LLC, a Delaware limited liability company (“Purchasing LLC,” and together with Publico, “Purchasers”), (each a “Party,” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Purchasing LLC has identified Publico, as an appropriate vehicle for the transactions contemplated by this Agreement and the operation of the Business after the Closing hereunder, and has entered into an acquisition agreement with Publico of even date herewith pursuant to which (i) Purchasing LLC will acquire control of Publico at the closing simultaneously with the Closing hereunder, and (ii) Purchasing LLC will make certain cash contributions to Publico (the closing of such contribution and acquisition transaction, the “Concurrent Contribution”);

WHEREAS, Seller desires to contribute and Publico desires to accept and receive, an interest in the assets, properties and rights, and to assume the liabilities and obligations related thereto, of Seller that are used or useful in businesses and operations and relate in any way to Elvis Presley or to Seller, excluding only (i) the assets, properties and rights set forth on Schedule A (the “Excluded Assets”) and (ii) the liabilities and obligations set forth on Schedule A (the “Excluded Liabilities”) (such businesses and operations and such assets, properties, rights liabilities and obligations thereof, excluding the Excluded Assets and the Excluded Liabilities, the “Business”);

WHEREAS, Seller will form a Delaware limited liability company (“LLC”) and contribute and transfer to LLC (the “LLC Contribution”), at or before the Closing, all of the assets, properties and rights of the Business, other than those held directly or indirectly by Elvis Presley Enterprises, Inc., a Tennessee corporation (“EPE”) (the “Contributed Assets”), and LLC will accept such assets and accept and assume the liabilities and obligations of Seller to the extent related to the Contributed Assets, as provided hereunder;

WHEREAS, EPE and LLC together will hold at Closing all of the assets, properties and rights, and liabilities and obligations of the Business;

WHEREAS, simultaneous with the Concurrent Contribution, Seller desires to contribute to Publico by means of the contributions, transfers and assignments contemplated hereby and on the terms and subject to the conditions hereof, 100% of the outstanding Class A membership interests of LLC as of the Closing Date (such contributed interests, the “LLC Interests”) and the EPE Shares, with Seller retaining the Retained Interest;

WHEREAS, Seller and Publico will enter into: (i) a stockholders agreement covering the Parties ownership of the EPE Shares (“Stockholders

Agreement”), and (ii) an Operating Agreement covering the Parties ownership of the LLC Interests, in the form set forth on Exhibit B hereto, governing the operation after Closing of EPE and LLC, respectively;

WHEREAS, all the transactions, contributions, transfers and assignments contemplated by this Agreement and by the Concurrent Contribution are intended to be part of a single integrated plan and are together intended to qualify as a tax-free contribution to the capital of Publico under Section 351 of the Code;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONAL PROVISIONS AND INTERPRETATION

Section 1.1             Definitional Provisions; Interpretation.

(a)           The words “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(d)           For purposes of Article VIII the words “indemnify”, “indemnification” and “indemnity” shall be deemed to also refer to the words “defend” and “hold harmless”.

(e)           Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

ARTICLE II

CONTRIBUTION AND EXCHANGE OF LLC INTERESTS AND EPE SHARES

Section 2.1             Contribution and Exchange of LLC Interests and EPE Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall contribute to Publico the LLC Interests and the EPE Shares (the “Seller Contribution”),

free and clear of any and all Encumbrances (other than Encumbrances related to Outstanding Indebtedness) for the consideration specified in Section 2.2 below.

Section 2.2             Consideration.  In exchange for the Seller Contribution, Seller shall receive from Publico, and Publico shall deliver:

(a)           $50,125,000 in cash (the “Cash Consideration”), payable as set forth in Section 2.3 below;

(b)           such number of shares of Preferred Stock having an aggregate initial liquidation preference equal to (w) $47,275,000, plus (x) all amounts paid by any Transferred Subsidiary prior to Closing for the acquisition of the Entertainment Rights less (y) the sum of (i) Entertainment Indebtedness outstanding at Closing and (ii) Outstanding Indebtedness;

(c)           500,000 shares of Publico Common Stock; and

(d)           one share of Other Preferred Stock.

Section 2.3             Escrow; Payment of Cash Consideration.  As of the date hereof, Purchasing LLC shall deliver $5,000,000 of the Cash Consideration (such $5,000,000, the “Closing Escrow Amount”) into escrow with an escrow agent mutually agreed upon by Seller and Purchasing LLC, pursuant to an escrow agreement in the form attached hereto as Exhibit C (the “Closing Escrow Agreement”).  At Closing:

(a)           Purchasing LLC, together with Seller’s consent and cooperation, shall cause the Closing Escrow Agent to release to Seller on behalf of Publico, in accordance with the terms and procedures of the Closing Escrow Agreement, the entire Closing Escrow Amount; and

(b)           Publico shall pay to Seller, by wire transfer or other delivery of immediately available funds, an amount equal to (x) the Cash Consideration minus (y) the Closing Escrow Amount.

Section 2.4             Transfer of LLC Interests and EPE Shares.  At Closing, Seller will deliver to Purchasers:

(a)           an instrument of assignment transferring ownership of the LLC Interests to Publico substantially in the form of Exhibit D (the “Instrument of Assignment”); and

(b)           a certificate or certificates evidencing the EPE Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer to Publico.

Section 2.5             Payment of the Stock Consideration.  At Closing, Publico shall deliver a certificate or certificates evidencing the Preferred Stock, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer to Seller.

Section 2.6             Pay-Off of Outstanding Indebtedness.  Subject to Section 6.13, at Closing Publico shall repay or fund the defeasance of all Outstanding Indebtedness in the amounts and pursuant to the instructions set forth on the applicable Pay-Off Letters, as defined in Section 6.13(a)(ii), to the extent such letters are obtained by Seller.

ARTICLE III

CLOSING AND DELIVERIES

Section 3.1             Closing.

(a)           Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions contained in Article VII hereof, the closing of the Seller Contribution and the exchanges and payments therefor as contemplated hereunder (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by Purchasing LLC and Seller, which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII hereto (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by such parties.

(b)           The Closing will be held at the offices of Greenberg Traurig, LLP, the MetLife Building, 200 Park Avenue, New York, NY 10166 or at such other location as is agreed to by the parties.  The date on which the Closing is to occur as provided by this Section 3.1 is herein called the “Closing Date” and the time and date on which the Closing is to occur as provided in this Section 3.1 are herein called the “Closing Time.”  Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at 12:01 a.m., New York City time, on the Closing Date.

Section 3.2             Deliveries by Seller.  At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchasers, the following:

(a)           an executed copy of the Bill of Sale and Instrument of Assumption, substantially in the form of Exhibit E (the “Bill of Sale”);

(b)           a certificate signed by a trustee of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied, expressly reciting such conditions;

(c)           a certificate pursuant to Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of Section 1445(a) of the Code (the “Seller Tax Certificate”);

(d)           a legal opinion of:

(i)            Proskauer Rose LLP, counsel for Seller, dated as of the Closing Date, containing opinions substantially identical to the opinions set forth on Exhibit F-1 subject to customary qualifications; and

(ii)           Glankler Brown PLLC , counsel for Seller, dated as of the Closing Date, substantially identical to the form set forth on Exhibit F-2;

(e)           a certificate setting forth a complete and correct statement of all Outstanding Indebtedness of the Transferred Subsidiaries as of the Closing Date which shows the creditor as to each item of Indebtedness listed thereon (the “Closing Debt Schedule”);

(f)            an executed copy of each of the Ancillary Agreements, it being understood that each of the Parties shall use their reasonable best efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement;

(g)           an owner’s title insurance policy in the name of EPE or a “marked-up” title insurance commitment, subject only to Permitted Encumbrances, from a national title insurance company issued (x) in the amount of $20 million insuring owner’s leasehold title to the Mansion Property, and (y) in the amount of $2.6 million insuring owner’s fee title to the Parking Lot Property (the “New Title Insurance Policies”);

(h)           the endorsements to the New Title Insurance Policies and existing title policies issued to Seller or the Subsidiaries of Seller as listed on Schedule 3.2(h), subject only to Permitted Encumbrances (the “Title Endorsements”);

(i)            a copy of the letter agreement attached hereto as Exhibit G signed and delivered by Beneficiary and addressed to the Purchasers and the trustees of Seller;

(j)            a cross-receipt executed by Seller acknowledging receipt of the Consideration; and

(k)           such instruments of transfer, recordation and filing contemplated by or required in respect of Section 4.20.

Section 3.3             Deliveries by Purchasers.  At or prior to the Closing, Purchasers shall deliver or cause to be delivered the following:

(a)           certificates signed by executive officers of Publico and Purchasing LLC, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied, expressly reciting such conditions;

(b)           an executed copy of each of the Ancillary Agreements, it being understood that each of the Parties shall use their reasonable best efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement, and executed copy of the employment agreement in the form set forth on Exhibit H with each of the individuals listed on Schedule 3.3(b) (the “Employment Agreements”);

(c)           certificates representing the securities identified in Section 2.2, registered in such name as Seller designates at least two days prior to Closing;

(d)           a cross-receipt executed by Publico acknowledging receipt of the LLC Interests and the EPE Shares;

(e)           a legal opinion of Greenberg Traurig, LLP, counsel for Purchasing LLC, dated as of the Closing Date, containing opinions substantially identical to the opinions set forth on Exhibit F-3, subject to customary qualifications;

(f)            a copy of the letter agreement attached hereto as Exhibit G signed and delivered by the Controlling Person and Purchasers and addressed to the trustees of Seller; and

Section 3.4             Timing and Order of the Closing.  Subject to applicable terms and conditions, the Closing hereunder and the Concurrent Contribution shall take place simultaneously and the Parties shall reasonably cooperate with respect to effecting such simultaneous closings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof and as of the Closing Date, except with respect to any representations and warranties that are expressly made as of a specific date, which are made only as of such date, Seller hereby represents and warrants to Purchasers that, except as set forth in the applicable section of the Disclosure Schedule:

Section 4.1             Organization.  Seller has been duly created, and is validly existing under the laws of Tennessee, with all requisite trust power and authority to carry on the Business as currently conducted, except where the failure to be so organized, existing, or in good standing, as the case may be, would not materially impair or delay Seller’s ability to perform its obligations hereunder.  Seller has heretofore delivered to Purchasing LLC complete and correct copies of:

(a)           the Trust Agreement, and this is the only trust agreement or other organizational document currently in effect for Seller, and

(b)           the certificate of incorporation and the by-laws or limited liability company agreement (or similar organizational documents), as the case may be, of the Transferred Subsidiaries, in each case, as presently in effect.  Schedule 4.1 sets forth a list of all beneficiaries under the Trust Agreement.  Seller is not in violation of any provision of its Trust Agreement and none of the Transferred Subsidiaries is in violation of any provision of its by-laws or limited liability company agreement (or other similar organization document), as applicable, except in each case for any such violation that is not reasonably likely to have a Material Adverse Effect or materially impair or delay its ability to perform its obligations hereunder or under the Ancillary Agreements or Bill of Sale, as applicable.

Section 4.2             Authority and Authorization; Advice.

(a)           Seller has all requisite power and authority and has taken all action under its Trust Agreement necessary to duly and validly execute and deliver this Agreement, each of the Ancillary Agreements to which it is a party, and the Bill of Sale, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the Bill of Sale by Seller has been duly and validly authorized and no additional trust authorization or consent is required in this respect.

(b)           Each of the Transferred Subsidiaries has all requisite power and authority and has taken all action under its certificate of incorporation, limited liability company agreement, by-laws and any other organizational documents, as the case may be, necessary in order to duly and validly execute and deliver each of the Ancillary Agreements to which such Transferred Subsidiary is a party, and in the case of LLC, the Bill of Sale, to perform its obligations thereunder, and to consummate the transactions contemplated for it hereby and thereby.  The execution, delivery and performance of each of the Ancillary Agreements by such Transferred Subsidiary, and, the Bill of Sale by the LLC, when executed, delivered and performed, will have been duly and validly authorized and no additional corporate or limited liability company authorization or consent will be required in this respect.

(c)           This Agreement is, and when executed and delivered, each of the Ancillary Agreements and the Bill of Sale will be, a valid and legally binding obligation of each of Seller and the Transferred Subsidiaries party thereto, enforceable against each of Seller and the Transferred Subsidiaries party thereto in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

Section 4.3             Title to Transferred Subsidiaries.

(a)           Schedule 4.3(a) sets forth a list of all the Subsidiaries of Seller, including LLC and EPE and each of their direct and indirect Subsidiaries and any other Person in which Seller or any of its Subsidiaries has any ownership interest. Each of the Transferred Subsidiaries is a corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority to own and operate its assets and to carry on the Business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or foreign limited liability company in each jurisdiction where the ownership or operation of its assets or conduct of the Business requires such qualification, except where the failure to be so is not reasonably likely to have a Material Adverse Effect.

(b)           Schedule 4.3(b) sets forth for each Transferred Subsidiary the amount of its authorized capital stock or limited liability company interests or other equity interests and the record and beneficial owners of its outstanding capital stock or limited liability company interests or other equity interests, as the case may be.

(c)           Seller and the Transferred Subsidiaries, as the case may be, own all right, title and interest in and to, all outstanding stock and limited liability company interests or other equity interests of the Transferred Subsidiaries, as set forth on Schedule 4.3(b), free from Encumbrances other than restrictions on transfer under state and federal securities laws and Encumbrances related to any Outstanding Indebtedness.

(d)           All of the outstanding stock and limited liability company interests or other equity interests of the Transferred Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable.  There are no bonds, debentures, notes or other Indebtedness, in any such case having general voting rights (or convertible into securities or instruments having such rights) of the Transferred Subsidiaries issued and outstanding.

(e)           There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Transferred Subsidiaries are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or any way dispose of any shares of the capital stock or limited liability company interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or limited liability company interests or other equity interests of the Transferred Subsidiaries, as the case may be, and no securities or obligations evidencing such rights are authorized, issued or outstanding, other than Encumbrances related to any Outstanding Indebtedness.  The outstanding stock and limited liability company interests or other equity interests of the Transferred Subsidiaries, as the case may be, are not subject to any voting trust agreement or other agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of such stock or limited liability company interests or other equity interests, other than Encumbrances related to any Outstanding Indebtedness.  There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or limited liability company interests or other equity interests, as the case may be, of the Transferred Subsidiaries.  There are no outstanding obligations or other commitments of the Transferred Subsidiaries to make any investment (in the form of a loan, capital contribution or other obligation to provide funds) in, any other Person (other than another Transferred Subsidiary that is wholly owned by Seller or a Transferred Subsidiary).

(f)            Upon consummation of the transactions contemplated by this Agreement, and assuming that Publico has acquired the EPE Shares and the LLC Interests in good faith without “notice of any adverse claim” (as defined in the Uniform Commercial Code as in effect in the State of Delaware) with respect to the EPE Shares or the LLC Interests at the time of such purchase, Publico will acquire the EPE Shares and the LLC Interests free of any “adverse claim,” other than Encumbrances related to any Outstanding Indebtedness.

(g)           Except as otherwise contemplated by this Agreement or any of the Ancillary Agreements, neither Seller nor any Transferred Subsidiary owns any shares of capital stock of Publico.

Section 4.4             Consents and Approvals.  Except (a) for any filings and or notices required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other Competition Laws or (b) as set forth on Schedules 4.4 or 5.4, no consent, approval, waiver or authorization is required to be obtained by Seller from, and no notice or filing is required to be given by Seller, to or made by Seller with, any Governmental Entity, similar regulatory authority or court in connection with the execution, delivery and performance by Seller of this Agreement, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice of filing is not, individually or in the aggregate, reasonably likely to materially impair or delay the ability of Seller to effect the Closing or effect the transactions contemplated hereby.

Section 4.5             Noncontravention.  Except as set forth on Schedule 4.5, the execution, delivery and performance by Seller of this Agreement, by Seller and LLC of the Bill of Sale, and by Seller and each of the Transferred Subsidiaries of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not:

(i)            violate any provision of the Trust Agreement or other organizational documents of Seller, EPE, or LLC;

(ii)           result in a breach of or default under, require notice or consent under (or give rise to any right of payment, termination, cancellation or acceleration under) any of the terms, conditions or provisions of any Contract, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, and

(iii)          assuming the consents, approvals, waivers, authorizations, notices and filings set forth on Schedules 4.4 and 5.4 are granted or made, as the case may be, violate or result in a breach of or constitute a default under any Law to which Seller or the Transferred Subsidiaries is subject;

other than in the cases of clauses (ii) and (iii), any violation, breach or default, or any required consent or change in rights, which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or materially impair or delay the ability of Seller to effect the Closing or effect the transactions contemplated hereby and provided, that no representation is made with respect to any matters relating to Environmental Laws, which are exclusively governed by and the subject of Section 4.13.

Section 4.6             Sufficiency of Assets.

(a)           Except as otherwise provided in this Agreement or any of the Ancillary Agreements, the assets, properties and rights of the Transferred Subsidiaries will constitute, upon Closing, all the assets, properties and rights necessary to conduct the Business, in all material respects, immediately following the Closing as such Business was conducted on September 15, 2004 (other than the Excluded Assets).

(b)           The Beneficiary does not conduct the Business through any entity other than Seller or a Transferred Subsidiary.

Section 4.7             Financial Statements; No Contingent Liabilities.  Set forth on Exhibit J is a copy of the unaudited balance sheet as of December 31, 2003 and September 30, 2004 and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the Business for the fiscal year, and the nine month period, then ended, which have been prepared by Seller in accordance with GAAP, consistently applied, to the extent reasonably possible and otherwise in accordance with Seller’s and its accountants and advisors best judgment, and which fairly present in all material respects the financial condition and results of operations of the Business as of the dates thereof, subject to normal year-end adjustments that are not material in amount or effect and the absence of footnotes and similar presentation items therein (the “Unaudited Financial Statements”).  Except as reflected, reserved against or otherwise disclosed in the Unaudited Financial Statements, the Business does not have any liabilities or obligations of any nature (absolute, accrued, fixed, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Business, other than liabilities or obligations that are not material to the Business, taken as a whole.

Section 4.8             Litigation and Claims.  Except as set forth on Schedule 4.8, there is no, and within the past 2 years, there has not been, any civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to Seller’s Knowledge, threatened, against Seller in respect of the Business, or against the Transferred Subsidiaries, or any Transferred Subsidiaries’ directors, officers, agents or employees (in their respective capacities as such) that seeks equitable relief or involves claims of more than $75,000 individually or more than $1,000,000 in the aggregate.

Neither Seller nor any Transferred Subsidiaries, nor, to Seller’s Knowledge, any of their respective directors, officers, agents or employees (in their respective capacities as such), is subject to any Order that is reasonably likely to have a Material Adverse Effect.  No representation is made with respect to any matters relating to Environmental Laws, which are exclusively governed by and the subject of Section 4.13.

Section 4.9             Taxes.

(a)           For the purpose of this Section 4.9, references to EPE shall be deemed to include any predecessor to EPE or any Person from which EPE incurs transferee liability for Taxes.  With respect to the EPE Shares, except as set forth on Schedule 4.9(a):

(i)            EPE and its Subsidiaries have duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all tax returns, reports, statements or estimates, including information returns (“Tax Returns”) that were due or will be due prior to the Closing Date, except where such failure is not reasonably likely to have a Material Adverse Effect.  Such Tax Returns have been, or will be, true, correct and complete in all material respects.  No claims, investigations, or adjustments relating to such Taxes have been made or proposed in writing by any taxing authority and no written claim has ever been made by an authority in a jurisdiction where EPE or any of its Subsidiaries does not file Tax Returns that EPE or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  All Taxes reflected on such Tax Returns as due and payable have been paid;

(ii)           The Unaudited Financial Statements reflect adequate reserves in accordance with GAAP (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by EPE but not yet paid for all Tax periods and portions thereof through September 30, 2004.  Since September 30, 2004, EPE has not incurred any liability for Taxes other than in the ordinary course of business consistent with past custom and practice;

(iii)          EPE is not, and never has been, an S corporation within the meaning of Section 1361(a) of the Code, or within the meaning of any other laws (applicable to EPE) comparable to Section 1361(a) of the Code;

(iv)          None of EPE or its Subsidiaries has a permanent establishment in any foreign country;

(v)           There has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of EPE or its Subsidiaries;

(vi)          There are no liens or encumbrances for any Tax that is due and payable upon any EPE Shares or any asset of EPE;

(vii)         No power of attorney granted by EPE is currently in force with respect to any matter relating to Taxes that could affect EPE;

(viii)        Neither EPE nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (u) closing agreement (as defined in Section 7121 of the Code) or any similar provision of any state, local, or foreign Tax law; (v) private letter ruling; (w) change in method of accounting for a taxable period ending on or prior to the Closing Date; (x) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (y) installment sale or open transaction disposition made on or prior to the Closing Date; or (z) prepaid amount received on or prior to the Closing Date;

(ix)           Neither EPE nor any of its Subsidiaries (x) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was EPE) or (y) has any Liability for the Taxes of any Person (other than EPE or any of its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(x)            None of EPE or its Subsidiaries is a party to, is bound by, nor has any obligation under, any Tax sharing, Tax indemnity or similar agreement;

(xi)           EPE is a “small business corporation” as defined in Section 280G(b)(5) of the Code;

(xii)          EPE has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by EPE;

(xiii)         EPE has not constituted a “distributing corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code;

(xiv)        The Seller Tax Certificate provided in Section 3.2(c) is complete and accurate; and

(xv)         None of the assets of EPE or its Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code.

(b)           With respect to the Contributed Assets, except as set forth on Schedule 4.9(b):

(i)            Seller has duly filed or caused to be filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all Tax Returns that were due or will be due prior to the Closing Date relating to the Contributed Assets, except where such failure to file is not reasonably likely to have a Material Adverse Effect.  Such Tax Returns have been, or will be, true, correct and complete in all material respects.  No claims, investigations, or adjustments relating to Taxes relating to the Contributed Assets have been made or proposed in writing by any taxing authority and no written claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation relating to the Contributed Assets by that jurisdiction.  All Taxes reflected on such Tax Returns as due and payable have been paid;

(ii)           Seller is not subject to any private letter ruling or other comparable rulings by any taxing authorities;

(iii)          No closing agreement (as defined in Section 7121 of the Code, or any similar provision of any state, local, or foreign law) has been entered into by or with respect to Seller;

(iv)          Seller is not a party to, is not bound by, and does not have any obligation under, any Tax sharing, Tax indemnity or similar agreement;

(v)           There has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Seller relating to the Contributed Assets;

(vi)          Seller has withheld all amounts required to be withheld, of payments of compensation and payments to non-U.S. Persons and remitted such amounts to the proper authorities, and has paid all employer contributions and premiums, in compliance with all applicable laws in all material respects;

(vii)         There are no liens or encumbrances for any Tax that is due and payable upon any Contributed Asset;

(viii)        None of the Contributed Assets (i) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) is subject to Section 168(g)(1)(A) of the Code, or (iv) is “limited use property” (as the term is used in Rev. Proc. 2001-28);

(ix)           Seller (x) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Seller) and (y) has no liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

(x)            Seller has no intention or plan to transfer or otherwise engage in a transaction involving Publico stock that would cause the Transferors collectively, not to have Section 351 Control.

Section 4.10           Employee Benefits.

(a)           Schedule 4.10(a) sets forth a list of each of the following, if any, which is sponsored, maintained or contributed to by Seller or EPE for the benefit of the current or former employees of the Transferred Subsidiaries (collectively, the “Employees”) or agents, or current or former directors of Seller or the Transferred Subsidiaries or with respect to which Seller or the Transferred Subsidiaries has or could reasonably be expected to have any actual or contingent liability:  each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any trust created thereunder; and each personnel policy, employee manual or other statements of rules or policies concerning employment, stock option plan, stock purchase plan, stock appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, workers’ compensation, vacation and sick leave policy, fringe benefit plan, life, health, dental, vision, hospitalization or disability plan, severance pay policy or agreement, deferred compensation agreement or arrangement, employment or consulting agreement, change in control arrangement, contracts and commitments of any type whatsoever concerning employment, and each other material employee benefit plan, agreement, trust, arrangement, program, practice, or understanding including any compensation arrangement relating to the transactions contemplated hereby, whether oral or written (the “Benefit Plans”).

(b)           True, correct and complete copies of each of the Benefit Plans (if any), and related trusts, if applicable, including all amendments thereto, summary plan descriptions, the three most recent reports on Form 5500, Internal Revenue Service determination letter, if applicable, and all documents and contracts, investment management agreements, and recordkeeping agreements related thereto, have been furnished or made available to Purchasing LLC.

(c)           Except as otherwise set forth in Schedule 4.10(c),

(i)            Neither Seller nor the Transferred Subsidiaries contributes to or has an obligation to contribute to, or has at any time within the last six calendar years had an obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, or a “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA.

(ii)           Seller and the Transferred Subsidiaries have substantially performed all obligations, including those to a Governmental Entity, whether arising by operation of law or by contract, required to be performed by them in connection with the Benefit Plans;

(iii)          Each of the Benefit Plans intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status;

(iv)          There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Benefit Plans or their assets;

(v)           None of the Benefit Plans or any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” as such term is defined in Section 4975 of the Code and Section 406 of ERISA, and, to the Knowledge of the Seller, there have been no acts or omissions by Seller or the Transferred Subsidiaries which have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 of 100 of the Code;

(vi)          There is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Entity;

(vii)         None of Seller or the Transferred Subsidiaries has any obligation to provide health benefits or death benefits to former employees, or to present employees after termination of their employment, except as specifically required by Law.  Seller and the Transferred Subsidiaries have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Law with respect to each welfare plan of Seller or the Transferred Subsidiaries; and

(viii)        Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee or director of Seller or Transferred Subsidiaries to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constituting a “parachute payment” within the meaning of Section 280G of the Code.

Section 4.11           Labor Matters.

(a)           Except as set forth in Schedule 4.11(a):

(i)            there are no material claims, controversies or litigation, pending or, to the Knowledge of Seller, threatened between Seller or the Transferred Subsidiaries and any of their respective Employees;

(ii)           none of Seller or the Transferred Subsidiaries are a party to or bound by any collective bargaining agreement or other labor union contract applicable to Employees employed by Seller or the Transferred Subsidiaries, nor, to the Knowledge of Seller, are there any activities or proceedings of any labor union to organize any such Employees;

(iii)          there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Seller, threat thereof, by or with respect to any employees of Seller or the Transferred Subsidiaries;

(iv)          none of the Seller or the Transferred Subsidiaries has received written notice of any material claim or proceeding pending before any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws relating to the Business, and, to Seller’s Knowledge, no investigation relating to any such material claim is in progress; and

(v)           none of Seller or the Transferred Subsidiaries is a party to or bound by any labor, employment or severance agreement with any Employee or former Employee concerning terms and conditions of employment that is not set forth on Schedule 4.11.

(b)           Schedule 4.11(b) sets forth a list of all Employees of the Transferred Subsidiaries with an annual salary over $75,000 inclusive of any bonuses during the twelve months ended on the date hereof, and each such person’s date of hire, accrued vacation and accrued sick leave.  Seller and the Transferred Subsidiaries are in compliance with all applicable laws and contracts relating to the employment of employees, including those related to wages, hours, eligibility for employment, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity, except where the failure so to comply, in the aggregate, has not been and is not reasonably likely to have a Material Adverse Effect.  None of Seller or the Transferred Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

Section 4.12           No Default; Compliance with Laws.  Except as set forth on Schedule 4.12:

(a)           Each of Seller and the Transferred Subsidiaries is in compliance with applicable Law, Orders, and enforceable arbitration awards, concessions and grants, except where the failure so to comply, in the aggregate, is not reasonably likely to have a Material Adverse Effect.

(b)           Neither Seller nor any Transferred Subsidiary, has received any written communication from a Governmental Entity that alleges that the Business is not being conducted in compliance in all material respects with all applicable material Laws.

Section 4.13           Environmental Matters.  Except as set forth on Schedule 4.13:

(a)           Environmental Reports.  Schedule 4.13 sets forth a list of all environmental reports, audits, assessments or studies in the possession of Seller and the Transferred Subsidiaries with respect to any of the properties used in connection with the conduct of the Business. To Seller’s Knowledge, all such reports, disclosures, notifications, applications and plans are true, accurate and complete in all material respects.

(b)           Compliance.  To Seller’s Knowledge, except as set forth on Schedule 4.13 or described with specificity and in reasonable detail in the reports and surveys listed on such schedule (collectively, the “Environmental Reports”) Seller and the Transferred Subsidiaries are in compliance with all Environmental Laws, permits, authorizations and approvals relating to the Business, except as is not reasonably likely to have a Material Adverse Effect.

(c)           Notices.  To Seller’s Knowledge, none of Seller, the Transferred Subsidiaries or any legally responsible predecessor thereof, has received any written claim, notice, complaint, Order or request for information from any Governmental Entity or private party (i) alleging any violation of, or asserting any non-compliance with any Environmental Law or Permit, (ii) asserting potential or actual Liability under Environmental Laws for matters relating to Hazardous Substances contamination or exposure or (iii) requesting information or investigation or clean-up of any site under any Environmental Law.

(d)           Hazardous Materials.  To Seller’s Knowledge and except as set forth in the Environmental Reports: (i) no Hazardous Materials have been used, generated, stored or disposed of by Seller or the Transferred Subsidiaries at or from any property owned, operated or leased by the Transferred Subsidiaries in violation of any Environmental Laws, except as is not reasonably likely to have a Material Adverse Effect; and (ii) there has been no Release (as defined in CERCLA) or Hazardous Materials at or transported from any of the properties owned, operated or leased by the Transferred Subsidiaries or any legally responsible predecessor thereof that has or could reasonably be expected in the future to give rise to the incurrence of response costs, except as is not reasonably likely to have a Material Adverse Effect.

(e)           Storage.  To Seller’s Knowledge and except as set forth in the Environmental Reports: (i) there are no underground storage tanks as defined under Environmental Laws, on any of the properties owned or leased by the Transferred Subsidiaries; and (ii) there is not now, nor has there been previously, located on any of the properties owned or leased by the Transferred Subsidiaries any areas or vessels used or intended for the treatment, storage or disposal of Hazardous Materials.  Neither Seller nor, to Seller’s Knowledge, any of the Transferred Subsidiaries have transported, or arranged for the transportation of, storage, treatment or disposal, by contract, agreement or otherwise, of any Hazardous Material at or to any location including any location stored and used for the treatment, storage or disposal of Hazardous Materials, other than minor quantities of Hazardous Materials used in connection with the Seller’s or the Transferred Subsidiaries’ business in accordance with all Environmental Laws.

(f)            Encumbrances.  To the Seller’s Knowledge, no Governmental Entity has obtained or asserted an Encumbrance upon the assets of the Business as a result of any Release, use or cleanup of any Hazardous Material for which Seller or the Transferred Subsidiaries is legally responsible, nor has any such Release, use or cleanup occurred which could result in the assertion or creation of such an Encumbrance.

Section 4.14           Contracts.

(a)           Schedule 4.14(a), sets forth a list of all Material Contracts.

(b)           Except as set forth on Schedule 4.14(b),

(i)            the Material Contracts are valid, binding and in full force and effect in all material respects and are enforceable by Seller or the Transferred Subsidiaries party thereto, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles;

(ii)           Seller and each Transferred Subsidiary party thereto are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for such breaches or defaults as are not material to the contract as to which there is a breach or default, and, to Seller’s Knowledge, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for such breaches or defaults as are not material to the contract as to which there is a breach or default;

(iii)          neither Seller nor the Transferred Subsidiaries have received any written notice of the intention of any party to terminate early any Material Contract; and

(iv)          complete and correct copies of all Material Contracts, together with all material modifications and amendments thereto, have been made available to Purchasing LLC.

(c)           Except (i) as set forth on Schedule 4.14(c) and (ii) for liabilities or obligations related to the Outstanding Indebtedness, none of the Transferred Subsidiaries are liable for, a party to, or otherwise subject to, and none of the assets of the Business are subject to, any material guarantees, whether direct or indirect, contingent, or otherwise, with respect to any Indebtedness and none of the Transferred Subsidiaries or assets of the Business are subject to any Indebtedness of other Persons which are secured by any Encumbrance on any Transferred Subsidiary or material asset of the Business, in each case, other than:

(i)            liabilities or obligations of any Transferred Subsidiary to another Transferred Subsidiary;

(ii)           the Transferred Subsidiaries’ benefit obligations with respect to the Benefit Plans listed on Schedule 4.10(a);

(iii)          liabilities or obligations listed on the unaudited balance sheet in the Unaudited Financial Statements as of September 30, 2004; or

(iv)          liabilities or obligations incurred since September 30, 2004, that are not material to the Business, taken as a whole.

(d)           Other than each Material Contract related to the Outstanding Indebtedness, Schedule 4.14(d) sets forth each Material Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof or any material breach, violation or default thereunder or any other material change or modification to the terms thereof, except where the failure to obtain such consent is not material to the operation of the Business.

(e)           No representation is made in this Section 4.14 with respect to any Intellectual Property, which is exclusively governed by and the subject of Section 4.20.

Section 4.15           Title to Tangible Personal Property.  Except as set forth on Schedule 4.15, as of the date hereof, Seller or the Transferred Subsidiaries, as the case may be, have, and the Transferred Subsidiaries will have at Closing, good and valid title to, or a valid leasehold interest in or right to use, all material Tangible Personal Property, other than property that is obsolete or has been retired or disposed of in the Ordinary Course of Business, free and clear of any Encumbrances, other than (i) Permitted Encumbrances, or (ii) Encumbrances related to the Outstanding Indebtedness.

Section 4.16           Title to Owned and Leased Real Properties; Absence of Encumbrances.

(a)           Schedule 4.16(a) sets forth a list of all Owned Real Property and all Leased Real Property used by Seller or the Transferred Subsidiaries to conduct the Business as of the date hereof.  Except as set forth on Schedule 4.16(a), none of the Owned Real Property or Leased Real Property is leased or licensed by Seller or the Transferred Subsidiaries to any other Person.

(b)           As of the date hereof, except as disclosed on Schedule 4.16(b), Seller or the Transferred Subsidiaries have, and the Transferred Subsidiaries will have at Closing, marketable title to, or, with respect to leasehold interests, a valid leasehold interest in, the Owned Real Property and the Leased Real Property, as the case may be, free and clear of all Encumbrances, except for:

(i)            Permitted Encumbrances and such imperfections of title and easements as do not and are not reasonably likely, individually or in the aggregate, to materially impair the conduct of the Business as conducted as of the date hereof, and

(ii)           Encumbrances related to the Outstanding Indebtedness.

(c)           Neither Seller nor any Transferred Subsidiary has received written notice of any pending or threatened appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property and the Owned Real Property and the Leased Real Property have not suffered any material damage by fire, casualty or otherwise which has not heretofore been repaired and restored in all material respects, except in any such cases as do not and are not reasonably likely, individually or in the aggregate, to materially impair the conduct of the Business as conducted as of the date hereof.

(d)           Except as set forth in Schedule 4.16(d):

(i)            Seller does not have any Knowledge that there is a default (or event that, with or without the giving of notice or the lapse of time or both, could constitute a default) that exists under the leases for the Leased

Real Property or the leases for the Owned Real Property which is leased to third parties or the deeds of trust encumbering the Real Property,

(ii)           Seller does not have any Knowledge that there are any adverse or other parties in possession of the Real Property or the Mansion Property, or of any part thereof or any third party has been granted any license, lease, or other right relating to the use or possession of the Real Property or the Mansion Property, or any part thereof, except tenants under written leases;

(iii)          neither Seller nor any Transferred Subsidiary has received written notice that there are any material building code or other code enforcement violations with respect to any portion of the Real Property or the Mansion Property; and

(iv)          neither Seller nor any Transferred Subsidiary has received written notice that there are any material unpaid impact fees, special assessments and permit fees with respect to the Real Property or the Mansion Property, if applicable.

(e)           Neither Seller nor the Transferred Subsidiaries have granted any rights, options, rights of first refusal, or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire the Real Property or the Mansion Property or any part thereof or any interest therein, except the rights of Purchasers under this Agreement.

Section 4.17           Absence of Material Adverse Effect; Ordinary Course of Operations and Capital Expenditures.  Except (a) as reflected, reserved against or otherwise disclosed on the Unaudited Financial Statements or (b) as disclosed on Schedule 4.17 , since September 30, 2004:

(i)            Seller and the Transferred Subsidiaries have conducted the Business only in the Ordinary Course of Business, except as would be permitted by this Agreement if it applied during all of such period;

(ii)           the Business has not experienced any event, change or condition that has had or is reasonably likely to have a Material Adverse Effect; and

(iii)          Seller has not taken, or permitted the Transferred Subsidiaries to take, any of the actions or permitted to occur any of the events specified in Section 6.1(b) through 6.1(t).

Section 4.18           Insurance.  Schedule 4.18 sets forth a list of all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability, and workers’ compensation coverage) or renewals thereof are currently in full force and effect insuring the Business.  All premiums due and payable in respect of such policies have been paid in full, and no default or other circumstance exists which would create the substantial likelihood to Seller’s Knowledge that any such policy will be cancelled, or will not be renewed, prior to the Closing Date, or thereafter other than the transactions contemplated by this Agreement.  As of the Closing Date, the named insured under all such insurance policies shall be one or more Transferred Subsidiaries and Seller shall no longer be listed as a named insured or additional named insured on any such policy.

Section 4.19           Permits.

(a)           Schedule 4.19 sets forth a list of all Permits.

(b)           Except as set forth on Schedule 4.19,

(i)            as of the date hereof, Seller and the Transferred Subsidiaries possess, and as of the Closing Date, the Transferred Subsidiaries will possess, all Permits,

(ii)           each such Permit is valid and in full force and effect and will not be invalidated or otherwise negatively affected by consummation of the transactions contemplated by this Agreement, and

(iii)          to Seller’s Knowledge, no violations are or have been recorded in respect of any Permit, no event has occurred that is reasonably likely to allow revocation or termination or the impairment in any material respect of Seller’s or the Transferred Subsidiaries’ rights with respect to any such Permit, and no proceeding is pending or, to Seller’s Knowledge, threatened, to revoke, limit or enforce any such Permit, except in the case of clauses (i) and (ii) above, where the failure to possess any such Permit is not reasonably likely to have a Material Adverse Effect.

Section 4.20           Intellectual Property.

(a) (i)       It is the intention of the Parties to include in this transaction all Intellectual Property Rights in which Seller or a Transferred Subsidiary owns any right, title or interest and all Intellectual Property Rights in which Seller or a Transferred Subsidiary has any right, license or permission to use, or uses, in any manner in connection with the Business as conducted as of the date hereof (the “Seller Intellectual Property Rights”). Except as noted on Schedules 4.20(e)(i), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i), 4.20(i), 4.20(j), 4.20(k) and 4.20(l), no part of Seller’s share of such Intellectual Property Rights has been assigned or transferred by Seller to any third party other than a Transferred Subsidiary or otherwise pledged or encumbered, other than (A) Encumbrances related to Outstanding Indebtedness, (B) non-exclusive licenses, (C) exclusive licenses with an exclusivity term of less than 2 years, (D) Permitted Encumbrances (without giving effect to clause (x) in the definition of Permitted

Encumbrances) and (E) Seller’s or a Transferred Subsidiary’s royalty payment obligations incurred in the Ordinary Course of Business (clauses A through E, the “Permitted Exceptions”).

(ii) Except for commonly available over-the-counter or off-the-shelf license rights acquired to assist in connection with the routine administrative operations of the Business, Schedule 4.20(a) sets forth and identifies those Seller Intellectual Property Rights which Seller is able to identify, through the exercise of all reasonable care, as of the date of this Agreement.

(b)           (i)            As of the date of this Agreement, Seller or a Transferred Subsidiary is, and as of the Closing Date a Transferred Subsidiary will be, to the extent set forth and identified on the schedules listed below in this Section 4.20(b)(i), the owner or the licensee of its respective share of all right, title and interest in and to the following Intellectual Property Rights:

•      the musical compositions (the “Compositions”) set forth and identified on Schedule 4.20(e)(i),

•      the audio-visual recordings (the “Audio/Visual Masters”) set forth and identified on Schedule 4.20(f)(i),

•      the audio recordings (the “Audio Masters”) set forth and identified on Schedule 4.20(g)(i),

•      the literary property (the “Written Works”) set forth and identified on Schedule 4.20(h)(i),

•      the trademarks, service marks, trade dress and all other designations of origin, trade names and all other forms of business names, and Internet domain names as and to the extent applicable (collectively, the “Trademarks”) set forth and identified on Schedules 4.20(i),

•      the rights of publicity (including, without limitation, all name, sobriquet, voice, signature, photograph, likeness and portrait rights as and to the extent applicable) (collectively, the “Identity Rights”) set forth and identified on Schedule 4.20(j),

•      the rights in the photographs (collectively, the “Photographs”) set forth and identified on Schedule 4.20(k) and

•      the software and databases (collectively, the “Software”) set forth and identified on Schedule 4.20(l).

(ii)           The Intellectual Property Rights set forth on Schedules 4.20(e)(i), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i), 4.20(i), 4.20(j), 4.20(k) and 4.20(l) will constitute, upon Closing, such Intellectual Property Rights as used to conduct the Business, in all material respects, as of the date of the Letter of Intent.

(iii)          On or before the Closing Date, Seller or such Transferred Subsidiary, as applicable, shall have executed such documents as are required and allowed by applicable law to fully and properly vest Seller’s respective share of all right, title and interest in and to the Intellectual Property Rights set forth on Schedules 4.20(e)(i), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i), 4.20(i), 4.20(j), 4.20(k) and 4.20(l) in a Transferred Subsidiary and shall have submitted same for recordation in the U.S. Copyright Office and/or U.S. Patent and Trademark Office. The Parties shall work in good faith both before and after the Closing to prepare and submit for recordation in the applicable state, foreign or other registries for the registration and recordation of such rights such documents as are required and allowed by applicable law to fully and properly vest Seller’s respective share of all right, title and interest in and to such rights in a Transferred Subsidiary.

(c)           Schedule 4.20(c) sets forth and identifies:

(i)            all lawsuits, actions and other formal claims relating to Seller Intellectual Property Rights pending on or after January 1, 2003, which lawsuits, actions or other formal claims were made by or on behalf of Seller or the Transferred Subsidiaries;

(ii)           all parties who have been the subject of cease and desist letters sent by or on behalf of Seller or the Transferred Subsidiaries regarding Seller Intellectual Property Rights who have not, to the Knowledge of Seller, ceased the complained of conduct as of December 3, 2004; and

(iii)          any other Persons Infringing, to the Knowledge of Seller, any Seller Intellectual Property Rights within the two-year period prior to the date of this Agreement.

Except as set forth on Schedules 4.20(c)(i), (ii), and (iii), to the Knowledge of Seller, no Person is Infringing any Seller Intellectual Property Rights.

(d)           Except as set forth on Schedule 4.20(d), within the two-year period prior to the date of this Agreement, there has been no claim, demand, suit, action or other proceeding, or, to Seller’s Knowledge, any threat of the foregoing, asserting that the Seller Intellectual Property Rights Infringe upon the intellectual property or other rights of any third party.

(e)           Musical Compositions.

(i)            Except to the extent specifically set forth and identified on Schedule 4.20(e)(i), (A) Seller or a Transferred Subsidiary is, and as of the Closing Date a Transferred Subsidiary will be, the sole and exclusive owner or licensee of its respective share of all right, title and interest in and to the Compositions, including the lyrics and music thereof and all other rights in and to the Compositions, and all claims and demands accrued or to accrue with respect to the Compositions, and the copyrights and the future contingent renewal and extended terms of copyrights in and to the Compositions, and all rights to secure renewals and extensions of copyright, throughout the world, (B) (other than royalty obligations of Seller under any “Songwriter Agreements” (as defined in Section 4.20(e)(ii) below)), no person or business entity other than Seller or a Transferred Subsidiary has or as of the Closing Date will have, or may validly claim, a proprietary, administrative or participatory interest in any Composition, and (C) Seller or a Transferred Subsidiary has a good and marketable interest in and to the Compositions (to the extent of its respective percentage interest reflected on Schedule 4.20(e)(i)), and no such interest has been assigned, pledged or otherwise transferred or encumbered, other than Permitted Exceptions. With respect to each instance in which a right or interest is marked on Schedule 4.20(e)(i) as “unsettled,” all reasons for such designation are listed on said Schedule 4.20(e)(i) and there exist no other reasons for such designation.

(ii)           (A)          Except to the extent specifically set forth and identified on Schedule 4.20(e)(i) (including but not limited to those Compositions for which Schedule 4.20(e)(i) indicates agreements are missing), all of the grants of rights and conveyances contained in the agreements or other instruments of transfer between Seller (or any predecessor of Seller) and the writers and composers of the Compositions (hereinafter sometimes referred to as the “Songwriters”), and between Seller (or any predecessor of Seller) and publishers or other grantors from whom Seller (or any predecessor of Seller) acquired rights in the Compositions (“Grantors”), are in full force and effect (all such agreements with Songwriters and Grantors, “Songwriter Agreements”).

(B)           Seller has performed all of Seller’s material obligations under the Songwriter Agreements in all material respects and is not in material breach of or in default with respect to any such agreements in any material respect; and, without limitation of the generality of the foregoing, Seller has accounted and paid or has caused to have accounted and paid all royalties in accordance with the terms of the Songwriter Agreements. To the extent any royalties due or owing to Songwriters or other royalty participants have not been paid, such royalty monies are set forth and identified on Schedule 4.20(e)(ii)(a).  To the extent any monies have been received by or on behalf of Seller in connection with musical compositions or rights in musical compositions not owned or controlled by Seller or a Transferred Subsidiary, such monies are set forth and identified on Schedule 4.20(e)(ii)(b).

(iii)          Except as set forth and identified on Schedule 4.20(e)(i), (A) none of Seller’s or Transferred Subsidiaries’ copyright, administration or other rights under the Songwriter Agreements or otherwise related to the Compositions are subject to termination or reversion pursuant to the terms of such Songwriter Agreements.  Except as set forth and identified on Schedule 4.20(e)(i), neither Seller nor the Transferred Subsidiaries have received any notices of termination provided under Sections 203 or 304 of the U.S. Copyright Act as of the date of this Agreement, and (B) none of Seller’s or the Transferred Subsidiaries’ copyright, administration or other rights under the Songwriter Agreements are subject to termination or reversion pursuant to the U.S. Copyright Act or the copyright laws of any other country or territory, including, without limitation, the so-called British Reversionary Rights under the copyright laws of the United Kingdom.

(iv)          (A)          Schedule 4.20(e)(iv)(A) sets forth all Songwriters and other royalty participants to whom Seller or the Transferred Subsidiaries are obligated to account with respect to exploitation of the Compositions.

(B)           Schedule 4.20(e)(iv)(B) sets forth any and all so-called “controlled composition” clauses affecting the Compositions or other agreements which purport to fix the compensation payable with respect to any uses of the Compositions below industry norms.

(v)           Except as provided in Schedule 4.20(e)(v), neither Seller nor the Transferred Subsidiaries are bound in respect of the Compositions by any administration agreement, subpublishing agreement, print agreement or other exclusive agreement or exclusive license, which exclusive agreement or exclusive license extends more than two years beyond the date of this Agreement.  All such agreements are assignable by Seller or the Transferred Subsidiaries.  No Person holds a power of attorney on behalf of Seller or the Transferred Subsidiaries affecting, directly or indirectly, any of Seller’s or the Transferred Subsidiaries’ interests in the Compositions, other than powers of attorney customarily granted to administrators and subpublishers of music publishing rights.

(vi)          Except as provided in Schedule 4.20(e)(i), in each instance in which the U.S. Copyright Act requires registration to prevent a work from entering the public domain, certificates of copyright registration and, where the original term of copyright has expired, in each instance in which the U.S. Copyright Act requires registration as a condition of continuation of such copyright protection, certificates of renewal copyright registration, in respect of the Compositions have been issued by the United States Register of Copyrights and said copyright and renewal copyright certificates were validly, duly and timely applied for and remain valid and in full force and effect.  No action by or with the express authority or express consent of Seller has been taken or omitted which would destroy or impair protection of any of the Compositions under the United States Copyright Law or other copyright law, or any other statutory or common law copyright laws of any state or country.

(vii)         As of the Closing Date, and except as otherwise set forth on Schedule 4.20(e)(vii), there are no material outstanding advances recoupable from earnings of the Compositions made to Seller or any Transferred Subsidiary by any administrator, foreign subpublisher, print or other exclusive licensee.  At no time within the year prior to the Closing Date has Seller or any Transferred Subsidiary caused the acceleration of income payable with respect to the Compositions or deferred any royalty obligations or other credits or offsets to such income.

(f)            Audio/Visual Masters.

(i)            With respect to the Audio/Visual Masters set forth on Schedule 4.20(f)(i), Seller or a Transferred Subsidiary owns the full right, title and interest (including any income interest) set forth in the agreements listed on Schedule 4.20(f)(i).  Seller or a Transferred Subsidiary owns and has a good and marketable interest in and to each of the Audio/Visual Masters to the extent of Seller’s or such Transferred Subsidiary’s interest identified on Schedule 4.20(f)(i).

(ii)           The Persons identified in the agreements listed on Schedule 4.20(f)(i) or their successors-in-interest are the only Persons (other than talent agencies referenced in Schedule 4.20(m)(i), unions or guilds and certain songwriters and third-party music publishers with respect to payments for synchronization and/or mechanical license fees paid in the normal course of business) to whom Seller or a Transferred Subsidiary has any material payment obligations in connection with the exploitation of the Audio/Visual Masters listed on Schedule 4.20(f)(i).

(iii)          As of the Closing Date, and except as otherwise set forth on Schedule 4.20(f)(iii), there are no material outstanding advances recoupable from earnings of the Audio/Visual Masters made to Seller or any Transferred Subsidiary.  At no time within the year prior to the Closing Date has Seller or any Transferred Subsidiary caused the acceleration of income payable with respect to the Audio/Visual Masters or deferred any royalty obligations or other credits or offsets to such income.

(g)           Audio Masters.

(i)            With respect to the Audio Masters set forth on Schedule 4.20(g)(i), Seller or a Transferred Subsidiary owns the full right, title and interest (including any income interest) set forth in the agreements listed on Schedule 4.20(g)(i). Seller or a Transferred Subsidiary owns and has a good and marketable interest in and to each of the Audio Masters to the extent of Seller’s or such Transferred Subsidiary’s interest identified on Schedule 4.20(g)(i).

(ii)           The Persons identified in the agreements listed on Schedule 4.20(g)(i) or their successors-in-interest are the only Persons (other than talent agencies reference in Schedule 4.20(m)(i), unions or guilds and certain songwriters and third-party music publishers with respect to payments for synchronization and/or mechanical license fees paid in the normal course of business) to whom Seller or a Transferred Subsidiary has any material payment obligations in connection with the exploitation of the Audio Masters listed on Schedule 4.20(g)(i).

(iii)          As of the Closing Date, and except as otherwise set forth on Schedule 4.20(g)(iii), there are no material outstanding advances recoupable from earnings of the Audio Masters made to Seller or any Transferred Subsidiary.  At no time within the year prior to the Closing Date has Seller or any Transferred Subsidiary caused the acceleration of income payable with respect to the Audio Masters or deferred any royalty obligations or other credits or offsets to such income.

(h)           Written Works.

(i)            With respect to the Written Works set forth on Schedule 4.20(h)(i), Seller or a Transferred Subsidiary owns the full right, title and interest (including any income interest) set forth in the agreements listed on Schedule 4.20(h)(i). Seller or a Transferred Subsidiary owns and has a good and marketable interest in and to each of the Written Works to the extent of Seller’s or such Transferred Subsidiary’s interest identified on Schedule 4.20(h)(i).

(ii)           The Persons identified in the agreements listed on Schedule 4.20(h)(i) or their successors-in-interest are the only Persons (other than unions or guilds) to whom Seller or a Transferred Subsidiary has any material payment obligations in connection with the exploitation of the Written Works listed on Schedule 4.20(h)(i).

(iii)          As of the Closing Date, and except as otherwise set forth on Schedule 4.20(h)(iii), there are no material outstanding advances recoupable from earnings of the Written Works made to Seller or any Transferred Subsidiary.  At no time within the year prior to the Closing Date has Seller or any Transferred Subsidiary caused the acceleration of income payable with respect to the Written Works or deferred any royalty obligations or other credits or offsets to such income.

(i)            Trademarks.  Seller or a Transferred Subsidiary is the present registered owner of the Trademarks, as and to the extent applicable, set forth and identified on Schedule 4.20(i) within the fields of use and geographic territory shown on such schedule. No Trademarks set forth and identified on Schedule 4.20(i), as and to the extent applicable, have been assigned, pledged or otherwise transferred or encumbered, other than Encumbrances related to Outstanding Indebtedness and other than Permitted Exceptions.

(j)            Identity Rights.  Seller or a Transferred Subsidiary is the present registered owner of the Identity Rights, as and to the extent applicable, set forth and identified on Schedule 4.20(j), within the geographic territory shown on such schedule. No Identity Rights set forth and identified on Schedule 4.20(j), as and to the extent applicable, have been assigned, pledged or otherwise transferred or encumbered, other than Permitted Exceptions.

(k)           Photographs.  Seller or a Transferred Subsidiary (i) owns the full right, title and interest in and to or (ii) owns or controls the right, license or permission to use in any manner the Photographs set forth and identified on Schedule 4.20(k). No

Photographs set forth and identified on Schedule 4.20(k) have been assigned, pledged or otherwise transferred or encumbered, other than Permitted Exceptions.

(l)            Software and Databases.  The data embodied on the software and databases set forth and identified on Schedule 4.20(l) and, where indicated on Schedule 4.20(l), the software itself, are owned or licensed by Seller or a Transferred Subsidiary, and Seller or such Transferred Subsidiary has good and marketable title to or has and maintains a current and valid license to use such software and databases. Seller or a Transferred Subsidiary has and maintains current and valid licenses for all commonly available over-the-counter or off-the-shelf license rights acquired to assist in connection with the routine administrative operations.

(m)          Material IP Contracts.

(i)            “Material IP Contracts” shall mean all material Contracts to which Seller or any Transferred Subsidiary is a party, bound or is a beneficiary, that give rise to a material right, obligation or entitlement of Seller or a Transferred Subsidiary with respect to the Seller Intellectual Property Rights other than songwriter agreements (including, without limitation, Songwriter Agreements).  Schedule 4.20(m)(i) sets forth a list of all such Material IP Contracts that Seller is able to identify, through the exercise of all reasonable care, as of the date of this Agreement.  All Contracts relating to Intellectual Property Rights to which Seller or any Transferred Subsidiary is a party or bound, containing material exclusivity provisions, covenants not to compete, material restrictions or material obligations in respect of the operation or conduct of the Business are specifically identified as such on Schedules 4.20(e)(v), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i) and 4.20(m)(i).  There are no breaches by Seller or the applicable Transferred Subsidiary, or to Seller’s knowledge, by the other parties thereto, of the Contracts set forth on Schedules 4.20(e)(v), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i) and 4.20(m)(i).

(ii)           Except to the extent specifically set forth and identified on Schedule 4.20(m)(i):

(A)          All Material IP Contracts are valid, binding and in full force and effect in all material respects and are enforceable by Seller or the Transferred Subsidiaries party to such Material IP Contracts, as applicable, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles;

(B)           Seller and each Transferred Subsidiary party to the Material IP Contracts are not (with or without the lapse of time or the giving of notice, or both) in breach or default under such Material IP Contracts, except for such breaches or defaults as are not reasonably likely to be material to the applicable Contract, and, to Seller’s Knowledge, no other party to any such Material IP Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default under such Material IP

Contracts, except for such breaches or defaults as are not reasonably likely to be material to applicable Contract;

(C)           neither Seller nor the Transferred Subsidiaries have received any written notice of the intention of any party to terminate early any Material IP Contract; and

(D)          complete and correct copies of the Material IP Contracts, together with all material modifications and amendments to such Material IP Contracts, have either been made available to Purchasing LLC at the offices of Provident Financial Management in Santa Monica, California, the offices of Glankler Brown, PLLC, in Memphis, Tennessee, or the offices of Chrysalis Music Group in Los Angeles, California or are set forth or referenced on Schedule 4.20(m)(i).

(iii)          Except (A) as set forth on Schedules 4.20(e)(v), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i) and 4.20(m)(i), and (B) for liabilities or obligations related to the Outstanding Indebtedness, none of the Material IP Contracts are subject to any material guarantees, whether direct or indirect, contingent, or otherwise, with respect to any Indebtedness and none of the Material IP Contracts are subject to any Indebtedness of other Persons which are secured by any Encumbrance on any Material IP Contracts, in each case, other than:

(1)           liabilities or obligations of any Transferred Subsidiary to another Transferred Subsidiary;

(2)           the benefit obligations of the Transferred Subsidiaries with respect to the Benefit Plans listed on Schedule 4.10(a);

(3)           liabilities or obligations listed on the unaudited balance sheet in the Unaudited Financial Statements as of September 30, 2004;

(4)           liabilities or obligations incurred since September 30, 2004, that are not material to the Business, taken as a whole; or

(5)           liabilities or obligations that are not reasonably likely to have a Material Adverse Effect.

(iv)          Other than each Material IP Contract related to the Outstanding Indebtedness and except as and to the extent specifically set forth and identified as such on Schedules 4.20(e)(v), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i) and 4.20(m)(i), there are no Material IP Contracts with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Material IP Contract, the termination thereof or any material breach, violation or default thereunder or any other material change or modification to the terms thereof, except where the failure to obtain such consent is not material to the operation of the Business.

(n)           All right, title and interest in and to all Seller Intellectual Property Rights owned by Elvis Presley or by any entity owned or controlled by Elvis Presley at the time of his death passed under the Last Will and Testament of Elvis Presley, dated March 3, 1977, and filed for probate August 22, 1977 with the Probate Court for Shelby County, Tennessee and filed in Will Book 209, Page 266 (the “Will”), to The Elvis Presley Residuary Trust created under Item IV of the Will (the “Residuary Trust”), and that, subject to the next following sentence, the Residuary Trust transferred and assigned all right, title and interest in and to any and all Intellectual Property Rights to Seller by that certain assignment agreement, dated as of February 1, 1993. The Residuary Trust transferred and assigned all rights of publicity (including, without limitation, all name, sobriquet, voice, signature, photograph, likeness and portrait rights) to EPE. Except as indicated in Schedule 4.20(m)(i) or the applicable schedules referenced on Schedule 4.20(m)(i), at no time prior to the date of this Agreement have any Seller Intellectual Property Rights indicated on Schedule 4.20(m)(i) or the applicable schedules referenced on Schedule 4.20(m)(i) been transferred or assigned by Seller to any third party other than EPE or a Transferred Subsidiary other than pursuant to Permitted Exceptions.

Section 4.21           Indebtedness.  As of the date hereof, Schedule 4.21 sets forth a complete and correct statement of all outstanding Indebtedness of the Seller with respect to the Business and of the Transferred Subsidiaries and shows the original creditor and, to the extent known, any subsequent creditor as to each item of Indebtedness listed thereon.  Neither Seller nor the Transferred Subsidiaries is currently in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Business.

Section 4.22           Finders’ Fees.  Except for The Salter Group, LLC, whose fees and commissions will be paid in full by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Affiliate of Seller or the Transferred Subsidiaries who might be entitled to any fee or commission from Purchasers or their Affiliates or the Transferred Subsidiaries after the Closing in connection with the transactions contemplated by this Agreement.

Section 4.23           Investment Representations.  Seller acknowledges that Purchasing LLC’s and Publico’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in part, on the representations in this Section 4.23.

(a)           No Intent to Sell. Seller is acquiring the Preferred Stock solely for its own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution of all or any portion of the Preferred Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws.

(b)           Accredited Investor.  Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(c)           No Reliance on Purchasers.  In evaluating the merits and risks of an investment in the Preferred Stock, Seller has relied and will have relied upon the advice of each of its own legal counsel, tax advisors, and/or investment advisors. Seller has reviewed the legal, accounting, tax and other economic aspects of the acquisition of Preferred Stock with its own advisors and is not relying on Purchasing LLC or Publico for any legal, tax, accounting or other advice involved in the acquisition of the Preferred Stock.

(d)           Restrictions on Preferred Stock.  Seller understands that the Preferred Stock is and will be characterized as “restricted securities” under the federal securities laws since the Preferred Stock is being acquired from Publico in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Seller will not make any disposition of all or any portion of the Preferred Stock, except in compliance with all applicable federal and state securities laws.  Except as required pursuant to the Registration Rights Agreement, Seller acknowledges that it has been made aware and agreed that, notwithstanding anything to the contrary in this Agreement, Publico has no obligation to register the Preferred Stock or file any registration statement under either federal or state securities laws, or to include such Preferred Stock in any future registrations or registration statements, or agreements in respect thereof, that Publico or its Affiliates may effect or agree to effect.

(e)           No General Solicitation.  Seller was not presented with or solicited by any promotional meeting or material relating to the Preferred Stock.

(f)            Share Certificate Legend.  Seller understands and acknowledges that it has been made aware and agreed that any certificate evidencing the Preferred Stock (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the following legend:

“OWNERSHIP OF THE PURCHASED SHARES EVIDENCED BY THIS CERTIFICATE AND ANY INTEREST THEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER APPLICABLE LAW AND UNDER AN AGREEMENT WITH SPORTS ENTERTAINMENT ENTERPRISES, INC., INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION, A COPY OF WHICH IS AVAILABLE FOR REVIEW AT THE OFFICE OF THE SECRETARY OF SPORTS ENTERTAINMENT ENTERPRISES, INC.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR (BASED UPON AN OPINION OF COUNSEL), REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PURCHASING LLC AND PUBLICO

As of the date hereof and as of the Closing Date, except with respect to any representations and warranties that are expressly made as of a specific date, which are made only as of such date, Purchasing LLC and Publico, jointly and severally, represent and warrant to Seller that, except as set forth in the applicable section of Purchasers’ Disclosure Schedule:

Section 5.1             Organization and Qualification.  Publico is a corporation duly organized, validly existing and in good standing under the laws of Colorado.  Purchasing LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Publico and Purchasing LLC has all requisite corporate or limited liability company power and authority to own and operate and to carry on its business as currently conducted, and at Closing, shall have all requisite corporate or limited liability company power and authority to carry on the Business as currently conducted, except where the failure to be so organized, existing, or in good standing would not reasonably be expected to have a Publico Material Adverse Effect.  Each of Publico and Purchasing LLC has heretofore delivered to Seller complete and correct copies of its certificate of incorporation and by-laws or limited liability company agreement (or similar organization documents), in each case, as amended to date and as presently in effect.  Schedule 5.1 sets forth a list of all the members of Purchasing LLC.  Neither Publico nor Purchasing LLC is in violation of any provision of its certificate of incorporation or by-laws or limited liability company agreement (or other similar organization document), as applicable, except for any such violation that would not be reasonably expected to have a Publico Material Adverse Effect.

Section 5.2             Corporate Authorization.  Each of Publico and Purchasing LLC has all requisite corporate or limited liability company power and authority and has taken all action under its certificate of incorporation, limited liability company agreement, by-laws and any other organization documents, as the case may be, necessary in order to duly and validly execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Publico and Purchasing LLC of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate or limited liability company authorization or consent is required in this respect.  No meeting of the shareholders of Publico is necessary to authorize the consummation of the transactions contemplated hereby and by the Ancillary Agreements to which Publico is a party.  This Agreement is, and when executed and delivered, each of the Ancillary Agreements to which it is a party will be, a valid and legally binding obligation of each of Publico and Purchasing LLC, enforceable against each of Publico and Purchasing LLC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

Section 5.3             Capitalization; Purchasing LLC’s Shareholding in Publico After the Concurrent Contribution.

(a)           The authorized equity securities of Publico consist of 100,000,000 shares of common stock, par value $0.001 per share, of which 4,283,061 are issued and outstanding; 5,000,000 shares of Series A Preferred Stock, no par value, of which no shares are issued and outstanding.  As of the date hereof, no other shares of capital stock of Publico are issued and outstanding.  All the issued and outstanding shares of capital stock of Publico have been offered and sold in compliance with applicable U.S. Federal and state securities or “blue sky” laws.  None of such shares are owned by Purchasing LLC or any its Affiliates.  The offer, sale and issuance of Publico shares pursuant to the provisions of this Agreement will comply with all applicable U.S. Federal and state securities or “blue sky” laws.  Neither Publico nor any person or entity acting on its behalf has taken or will take any action which would subject the offering, sale and issuance of Publico shares to the registration requirements of the Securities Act.

(b)           Immediately after the Closing and the closing of the Concurrent Contribution, on a fully diluted basis:

(i)            Transferors shall collectively legally and beneficially own at least 80% of the issued and outstanding shares of Publico Common Stock; and

(ii)           Publico shall have legally issued all of the issued and outstanding shares of Preferred Stock, Publico Common Stock and Other Preferred Stock, and the capitalization of Publico shall substantially conform to the capitalization table previously delivered to Seller and initialed by the Parties.

(c)           Except as set forth on Schedule 5.3(c), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character, written or oral, under which Publico is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or any way dispose of any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests of Publico, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The outstanding stock or other equity interests of Publico are not subject to any voting trust agreement or other agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests.  There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of Publico.  Other than the transactions contemplated by this Agreement, there are no outstanding obligations or other commitments of Publico to make any investment (in the form of a loan, capital contribution or other obligation to provide funds) in, any other Person.

(d)           Upon issuance thereof, the shares of Other Preferred Stock, shares of Publico Common Stock being issued hereunder, shares of Preferred Stock and the Conversion Shares will be free of any Encumbrances other than restrictions on transfer under state and federal securities laws.  The Other Preferred Stock, the Publico Common Stock and the Preferred Stock, upon issuance in accordance with the terms of this Agreement, and the Conversion Shares, upon issuance in accordance with the terms of the Certificate of Designation, will be duly authorized, validly issued, fully paid and nonassessable, and owned by Seller, free from Encumbrances other than restrictions on transfer under state and federal securities laws.  The Conversion Shares have been duly and validly reserved for issuance on the conversion of the Preferred Stock.

(e)           Publico does not:

(i)            have any direct or indirect Subsidiaries; or

(ii)           own, directly or indirectly, any of the capital stock or other equity securities of any other Person.

(f)            Except as otherwise contemplated by this Agreement or any of the Ancillary Agreements, neither Purchasing LLC nor any of its Affiliates owns any shares of capital stock of Publico.

Section 5.4             Consents and Approvals.  Except (a) for any filing or notices required pursuant to the HSR Act or other Competition Laws, (b) for filings or notices required pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or (c) as set forth on Schedule 5.4, no consent, approval, waiver or authorization is required to be obtained by either of the Purchasers from, and no notice or filing is required to be given by either of the Purchasers to, or made by either of the Purchasers with, any Government Entity, similar regulatory authority or court in connection with the execution, delivery and performance by such Party of this Agreement and each of the Ancillary Agreements and the transactions to be consummated hereby and thereby, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice of filing is not, individually or in the aggregate, reasonably likely to materially impair or delay the ability of such Party to effect the Closing or effect the transactions contemplated hereby and thereby.

Section 5.5             Noncontravention.  Except as set forth on Schedule 5.5, the execution, delivery and performance by each of the Purchasers of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, does not and will not:

(a)           violate any provision of the certificate of incorporation or by-laws of Publico or the limited liability company agreement of Purchasing LLC,

(b)           assuming the consents, approvals, waivers, authorizations, notices and filings set forth on Schedules 4.4 and 5.4 are granted or made, as the case may be, violate or result in a breach of or constitute a default under any Law applicable to which either of the Purchasers is subject,

(c)           result in a breach of or default under, require notice or consent under (or cause an event, which with notice or lapse of time or both would become a default) as the case may be, or give rise to any right of payment, termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Indebtedness or Contract, or

(d)           trigger any payment or other obligations to any of Publico’s present or former employees;

other than in the cases of clauses (b), (c) or (d) any violation, breach or default, or any required consent or change in rights, which is not reasonably likely, individually or in the aggregate, to have a Publico Material Adverse Effect.

Section 5.6             Financial Statements; No Contingent Liabilities.  Set forth on Exhibit K is a copy of: (i) the audited balance sheet as of December 31, 2003 and the related audited statements of income, changes in stockholders’ equity and cash flows for Publico for the fiscal year then ended, which have been prepared by Publico in accordance with GAAP, consistently applied (the “Publico Audited Financial Statements”); and (ii) the unaudited balance sheet as of September 30, 2004 and the related unaudited statements of income, changes in stockholders’ equity and cash flows for Publico for the nine month period then ended (the “Publico Unaudited Financial Statements,” together with the Publico Audited Financial Statements, the “Publico Financial Statements”).  The Publico Financial Statements have been prepared by Publico in accordance with GAAP, consistently applied, which fairly present in all material respects the financial condition and results of operations of Publico as of the dates thereof, subject to normal year-end adjustments that are not material in amount or effect and the absence of footnotes and similar presentation items therein.  Except as set forth in the Publico Financial Statements, Publico does not have any liabilities or obligations of any nature (absolute, accrued, fixed, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Publico, other than as incurred in the Ordinary Course of Business since September 30, 2004 or that are not material to Publico, Purchasing LLC or, following the Closing, will not be material to the Business, taken as a whole.

Section 5.7             Finders’ Fees.  Except for Bear Stearns, whose fees and commissions will be paid in full by Purchasers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchasing LLC, Publico or any of their respective Affiliates who might be entitled to any fee or commission from Seller, LLC, EPE or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.8             Litigation.

(a)           There is no, and within the past two years, there has not been, any civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to either Purchaser’s knowledge, threatened, against the Purchasers, or any of their respective directors, officers, agents or employees (in their respective capacities as such) that:

(i)            seeks equitable relief or involves claims or more than $75,000 individually or more than $1,000,000 in the aggregate; or

(ii)           either individually or in the aggregate, could reasonably be expected to have a Publico Material Adverse Effect.

(b)           Neither of the Purchasers, nor, to the knowledge of Purchasers, any of their respective directors, officers, agents or employees (in their respective capacities as such), is subject to any Order of any Governmental Entity, which would be reasonably expected to have a Publico Material Adverse Effect, and there is no reasonable basis therefore or threat thereof.

Section 5.9             SEC Reports and Financial Statements.  Except as set forth on Schedule 5.9, Publico has filed on a timely basis with the SEC all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed by Publico with the SEC since January 1, 2001 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto as well as any Form 8-Ks that have been filed with or furnished to the SEC, collectively, the “SEC Reports”).  As of their respective dates, except as set forth in Schedule 5.9, each SEC Report (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act and the Securities Act that are or were applicable to such SEC Report, and none of the SEC Reports contained when filed or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10           Supplied Information.  None of the information supplied by Publico specifically for inclusion or incorporation by reference in the Public Transaction Report or any document filed or to be filed with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (the “Other Filings”) at the time filed with the SEC or will, at the respective times filed with the SEC and (as applicable) at the date it or any amendment or supplement thereto is mailed to stockholders of Publico, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by Publico with respect to information furnished by Seller in writing specifically for inclusion therein.  The Public Transaction Report and Other Filings made by Publico will, at the respective times filed with the SEC and mailed to the stockholders (as applicable), comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by Publico with respect to statements made therein based on information supplied by Seller in writing specifically for inclusion in the Public Transaction Report or Other Filings.

Section 5.11           Business of Publico.  Since August 31, 2002, Publico has not conducted any business or activities other than the filing of SEC Reports, the issuance of stock options, warrants and Publico Common Stock, the negotiation and execution of this Agreement, the Ancillary Agreements and the agreements related to the Concurrent Contribution and the consummation of the transactions contemplated hereby and thereby and other customary ministerial matters incidental to Publico’s existence and ongoing operations.  Purchasers have provided to Seller true and complete copies of: (i) a capitalization table of Publico that reflects the capital structure of Publico as of the Closing Date, including the transactions contemplated by this Agreement and the Ancillary Agreements and the Concurrent Contribution and transactions related thereto; and (ii) all amendments to the charter or by-laws of Publico, and all stockholders or other similar agreements relating to the equity securities or ownership of Publico, in each case, to be entered into in connection with the Closing and the closing of the Concurrent Contribution and the transactions related thereto. Other than this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereunder and the Publico Acquisition Agreement and the agreements and instruments contemplated thereunder, there are no Contracts between, on the one hand, Publico or its subsidiaries and, on the other hand, Purchasing LLC or its Affiliates.

Section 5.12           Absence of Material Adverse Effect.  Except (a) as reflected, reserved against or otherwise disclosed on the Publico Financial Statements or (b) as disclosed on Schedule 5.12, since September 30, 2004, Publico has not experienced any event or condition that has had or is reasonably likely to have a Publico Material Adverse Effect.

Section 5.13           Compliance.  To the Knowledge of Publico, Publico is in compliance with all applicable Laws, Orders, and enforceable arbitration awards, concession and grants (including, without limitation, environmental laws, labor laws and the Foreign Corrupt

Practices Act), except where the failure so to comply, in the aggregate, is not reasonably likely to have a Publico Material Adverse Effect.  There is no term or provision of any Indebtedness or other Contract to which Publico is a party or by which it is bound, or of any provision of any Law applicable to or binding upon Publico, which restricts in any respect the conduct of its business, or that in any manner relates to its policies, affairs or management, or that would reasonably be expected to have a Publico Material Adverse Effect.  Publico has not, during the past two years, received any notice relating to any violation or potential violation of any applicable Laws and arbitration awards.

Section 5.14           Trading in Stock.  Except as otherwise set forth on Schedule 5.14, since March 31, 2004, to the knowledge of Publico no Beneficial Owner of more than 5% of the Publico Common Stock, nor any Affiliate thereof, has purchased, offered, pledged, sold, contracted to sell, sold any option or contracted to purchase, purchased any option or contracted to sell, granted any option, right or warrant for the sale of, or otherwise acquired, disposed of or transferred any shares of Publico Common Stock or any securities convertible into or exchangeable or exercisable for Publico Common Stock.

Section 5.15           Investment Representations.  Each of the Purchasers acknowledges that Seller’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in part, on the representations in this Section 5.15.

(a)           No Intent to Sell. Publico is acquiring the EPE Shares and the LLC Interests solely for its own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution of all or any portion of the EPE Shares or the LLC Interests within the meaning of the Securities Act, or applicable state securities laws.

(b)           Accredited Investor.  Publico is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(c)           No Reliance on Seller.  In evaluating the merits and risks of an investment in the EPE Shares and the LLC Interests, Publico has relied and will have relied upon the advice of its own legal counsel, tax advisors, and/or investment advisors.  Publico has reviewed the legal, accounting, tax and other economic aspects of the acquisition of the EPE Shares and the LLC Interests with its own advisors and is not relying on Seller for any legal, tax, accounting or other advice involved in the acquisition of the EPE Shares or the LLC Interests.

(d)           Restrictions on EPE Shares and LLC Interests.  Each of Publico and Purchasing LLC understands that the EPE Shares and the LLC Interests each will be characterized as “restricted securities” under the federal securities laws since the EPE Shares and the LLC Interests are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Publico will not make any disposition of all or any portion of the such securities, except in compliance with all applicable federal and state securities laws.

Publico acknowledges that it has been made aware and agreed that, notwithstanding anything to the contrary in this Agreement, Seller has no obligation to register the EPE Shares or the LLC Interests or file any registration statement under either federal or state securities laws, or to include such EPE Shares or LLC Interests in any future registrations or registration statements, or agreements in respect thereof, that Seller may effect or agree to effect.

(e)           No General Solicitation.  Publico was not presented with or solicited by any promotional meeting or material relating to the EPE Shares or the LLC Interests.

(f)            Securities Certificate Legend.  Each of Publico and Purchasing LLC understands and acknowledges that it has been made aware and agreed that any certificate evidencing the EPE Shares or the LLC Interests (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the following legend:

“OWNERSHIP OF THE PURCHASED SECURITIES EVIDENCED BY THIS CERTIFICATE AND ANY INTEREST THEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER APPLICABLE LAW AND UNDER AN AGREEMENT WITH [EPE][LLC], INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION, A COPY OF WHICH IS AVAILABLE FOR REVIEW AT THE OFFICE OF THE [SECRETARY] [MANAGER] OF [EPE][LLC].

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR (BASED UPON AN OPINION OF COUNSEL), REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

Section 5.16           Availability of Funds.

(a)           Purchasing LLC shall have sufficient immediately available funds, in cash, to fund the Concurrent Contribution and to pay any other amounts payable pursuant to this Agreement and the Ancillary Agreements at Closing when and as payable and to effect the Transactions, including any amounts required to be paid pursuant to Pay-Off Letters.  Upon request, Purchasing LLC shall provide evidence of such availability reasonably satisfactory to Seller.

(b)           Publico shall have sufficient immediately available funds, in cash, to pay the Cash Consideration and to pay any other amounts payable pursuant to this Agreement and the Ancillary Agreements at Closing when and as payable and to effect the Transactions, including any amounts required to be paid pursuant to Pay-Off Letters.  Publico has provided evidence of such availability reasonably satisfactory to Seller.

Section 5.17           Representations and Warranties of Publico Acquisition Agreement.  The representations and warranties of each of the Purchasers contained in the Publico Acquisition Agreement are true and correct as of the date each such representation and warranty is made or deemed made pursuant to and in accordance with the terms of such agreement.

Section 5.18           Solvency.  Purchasing LLC is and upon the consummation of the Transactions and the Concurrent Contribution Purchasers will be, Solvent.

Section 5.19           Taxes.  Except as set forth on Schedule 5.19:

(a)           Publico has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all Tax Returns that were due or will be due prior to the Closing Date, except where such failure is not reasonably likely to have a Publico Material Adverse Effect.  Such Tax Returns have been, or will be, true, correct and complete in all material respects.  No claims, investigations, or adjustments relating to such Taxes have been made or proposed in writing by any taxing authority and no written claim has ever been made by an authority in a jurisdiction where Publico or any of its Subsidiaries does not file Tax Returns that Publico or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  All Taxes reflected on such Tax Returns as due and payable have been paid;

(b)           Publico has withheld all amounts required to be withheld of payments of compensation and payments to non-U.S. Persons and remitted such amounts to the proper authorities, and has paid all employer contributions and premiums, in compliance with all applicable laws in all material respects;

(c)           There has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of Publico;

(d)           There are no liens or encumbrances for any Tax that is due and payable upon any of the capital stock or any asset of Publico;

(e)           Publico will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (u) closing agreement (as defined in Section 7121 of the Code) or any similar provision of any state, local, or foreign Tax law; (v) private letter ruling; (w) change in method of accounting for a taxable period ending on or prior to the Closing Date; (x) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code

(or any corresponding or similar provision of state, local or foreign income Tax law); (y) installment sale or open transaction disposition made on or prior to the Closing Date; or (z) prepaid amount received on or prior to the Closing Date;

(f)            Publico (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Publico) or (ii) does not have any Liability for the Taxes of any Person (other than Publico or any of its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(g)           Publico is not a party to, is bound by, and does not have any obligation under, any Tax sharing, Tax indemnity or similar agreement; and

(h)           Neither Purchasing LLC nor Publico has any intention or plan to issue, transfer or otherwise engage in a transaction involving Publico stock that would cause the Transferors collectively, not to have Section 351 Control.

ARTICLE VI

COVENANTS

Section 6.1             Pre-Closing Covenants of Seller.  During the period from the date hereof to the Closing, except (i) as otherwise provided for in this Agreement or the transactions contemplated hereby, (ii) as may be described in the Unaudited Financial Statements, (iii) as to which Purchasing LLC shall otherwise consent, which shall not be unreasonably withheld, conditioned or delayed, or (iv) as otherwise expressly contemplated and permitted by the qualifications and exceptions in clauses (a) through (t) below with respect to the specific subject matter covered in the applicable clause, Seller covenants and agrees, that it will, and will cause the Transferred Subsidiaries to:

(a)           (i) conduct the Business in the Ordinary Course of Business; (ii)  use commercially reasonable efforts to preserve any business relationships with customers, suppliers, creditors and others having business dealings with the Business; and (iii) use commercially reasonable efforts to keep available the services of present officers and employees of the Business in the cases of clauses (ii) and (iii) above, other than fluctuations in the Ordinary Course of Business;

(b)           not subject any of the assets of the Business to any material Encumbrance, other than (i) in the Ordinary Course of Business, but excluding any liens or pledges on a material asset securing Indebtedness, and with prior notice to Purchasing LLC in the case of any Encumbrances on any material assets of the Business and (ii) Permitted Encumbrances;

(c)           not knowingly permit any of the material insurance policies of the Business to be canceled or terminated or any of the coverage thereunder to lapse, without simultaneously securing substantially similar replacement insurance policies;

(d)           except as prohibited by applicable Laws, not enter into, amend in any material respect or terminate, any Material Contract or any Contract that (i) would be a Material Contract upon signing, or (ii) provides for advances in excess of $100,000 that are recoupable from earnings, or (iii) any license agreement with a term of greater than 2 years, in each case, except in the Ordinary Course of Business and with prior notice to Purchasing LLC;

(e)           not declare, set aside or pay any dividend or distribution on any shares of capital stock or limited liability interests of the Transferred Subsidiaries other than dividends or distributions set forth on Schedule 6.1(e);

(f)            not issue, sell, pledge, transfer, dispose of or encumber any shares of the Transferred Subsidiaries’ capital stock or limited liability company interests or securities or instruments convertible into or exchangeable for any such shares or limited liability company interests, or any rights, warrants, options, calls or commitments to acquire any such shares or limited liability company interests or other convertible securities or instruments;

(g)           not knowingly dispose of or permit to lapse any rights in, to or for the use of any material Intellectual Property Rights of the Business;

(h)           not settle any claims, actions, arbitrations, disputes or other proceedings that would result in Seller or the Transferred Subsidiaries being enjoined in any respect that is reasonably likely to have a Material Adverse Effect;

(i)            not

(i)            increase the compensation (including bonus) of, or make any material change to the Benefits Plans provided to, any of the directors, officers, employees or independent contractors of the Business,

(ii)           hire any employee or individual independent contractor, (except to replace employees or independent contractors that have resigned or been terminated or as necessary on a seasonal basis consistent with past practice),

(iii)          enter into any new employment agreements for any person, if such person’s annual aggregate compensation exceeds $75,000, or

(iv)          enter into any severance agreements that would result in post-termination payments that would exceed $75,000 in the aggregate becoming due or payable upon or after termination of employment or of an independent contractor,

except:

(A)          with respect to (i), (ii) and (iii), in the Ordinary Course of Business and which do not cause the Business to incur additional liabilities or expenses in excess of $150,000 per annum in the aggregate,

(B)           with respect to (i), (ii), (iii) and (iv) pursuant to the terms of agreements or plans currently in effect, or

(C)           with respect to (i), (ii), (iii) and (iv), as required by applicable Law;

(j)            except for Anthology Indebtedness, Entertainment Indebtedness or as set forth on Schedule 6.1(j), not incur any additional Indebtedness, except under the current terms of the agreements, Contracts or facilities for Indebtedness disclosed on Schedule 4.14(c) or Schedule 4.21 in the Ordinary Course of Business, or assume any guarantee of any material obligations of another Person, or make any material loans or capital contributions to another Person;

(k)           not assume or enter into any collective bargaining agreement relating to the Business;

(l)            Unless required by GAAP or applicable Law, not:

(i)            make or rescind any material election relating to Taxes of any Transferred Subsidiaries,

(ii)           file any amended income Tax Returns that will result in a material increase in taxable income for any Transferred Subsidiary for any period beginning after the Closing Date or the portion of the Straddle Period after the Closing Date, or

(iii)          make any material change in any method of accounting, keeping its books of account or accounting practices or in any material method of Tax accounting of any of the Transferred Subsidiaries.

(m)          not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any equity interest therein, and not sell, acquire or enter into derivative transactions in respect of, Publico securities;

(n)           not acquire assets other than in the Ordinary Course of Business, or make capital expenditures in excess of those contemplated by the existing budget (except as necessary to comply with clause (r) below), or sell or dispose of assets of the Business, other than sales or disposals in the Ordinary Course of Business involving consideration of less than $100,000 in the aggregate with respect to any transaction or series of related transactions;

(o)           not cancel or compromise any material debt or claim or waive or dispose of any rights or assets of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

(p)           perform its material obligations as landlord in connection with any Real Property leased to third parties or tenant under the Leased Real Property in all material respects, and not terminate, cause the termination or enter into, alter, amend, or otherwise modify or supplement any material terms to any lease except in the Ordinary Course of Business, without Purchasing LLC’s consent, which consent will not be unreasonably withheld, conditioned or delayed;

(q)           not:

(i)            sell, assign, hypothecate or convey any right, title or interest in or to the Real Property or the Mansion Property other than sales or disposals in the Ordinary Course of Business involving consideration of less than $100,000 in the aggregate with respect to any transaction or series of related transactions, or

(ii)           create or permit to exist any Encumbrance on the Real Property or the Mansion Property without properly discharging the same, other than (x) in the Ordinary Course of Business, (y) Permitted Encumbrances and (z) Encumbrances related to the Outstanding Indebtedness;

(r)            keep, maintain, and repair the Real Property and the Mansion Property in a good and presentable condition consistent with past practice, ordinary wear and tear excepted, and comply in all material respects with all Laws affecting the Real Property or the Mansion Property;

(s)           provide Purchasers with a statement, to Seller’s Knowledge, listing the Closing Date tax basis and the gain reported by Seller with respect to each of the Contributed Assets and the EPE Shares in connection with the contribution and exchange contemplated by this Agreement; and

(t)            not authorize or enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 6.2             Certain Other Agreements.

(a)           Commercially Reasonable Efforts; Regulatory Approval.

(i)            Subject to the terms and conditions hereof, Seller and Purchasers will, and will cause their Affiliates to, use reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement including fulfilling the conditions precedent to the other party’s obligations hereunder, securing as promptly as practicable all consents, approvals, waivers and authorizations and making any filings required under applicable Law, including those required by the Competition Laws (and promptly filing any additional information requested as soon as practicable after receipt of request thereof) required in connection with the transactions contemplated hereby and agree to use such foregoing efforts to effect the Closing as soon as practicable; provided, that, none of Seller, Purchasers or any of their respective Affiliates shall be required to make any payment therefor, other than filing, recordation or similar fees payable to any Governmental Entity, which fees shall be paid by Purchasing LLC. Notwithstanding anything to the contrary contained herein, none of Seller, Purchasers, or any of their Affiliates shall be required in connection with any Competition Law to (A) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably limit their freedom of action with respect to, or their ability to retain, one or more businesses or assets or (B) litigate, (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any Competition Law.

(ii)           Seller and its Affiliates and Purchasers shall cooperate with each other and shall furnish to the other Party all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any Competition Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any Competition Laws with respect to the transactions contemplated by this Agreement.  Each of the Parties shall promptly inform the other Party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction.  None of the Parties shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting.  The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other Competition Laws (including, with respect to the Party making a particular filing, by providing copies of all such documents to the non-filing Party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

(b)           Access.

(i)            Upon reasonable notice, and except as may otherwise be required by applicable Laws, Seller and the Transferred Subsidiaries shall afford the officers, employees, counsel, accountants and other authorized representatives (including representatives of entities providing or arranging financing) (“Representatives”) of Purchasing LLC reasonable access, during normal business hours throughout the period prior to Closing, to their respective properties, books, Contracts and records to the extent related to the Business and, during such period, Seller and its Affiliates shall furnish promptly to Purchasing LLC all such information, including monthly financial information and information on an ongoing basis on working capital of the Business and any other regular financial reports that as are typically available for review by Beneficiary or the Trustee, and reasonable access to the Employees, in each case to the extent related to the Business as Purchasing LLC or its Representatives may reasonably request and Seller and its Affiliates shall further cooperate with Purchasing LLC and its Representatives (at Purchasing LLC’s expense) and provide reasonable access, during normal business hours as Purchasing LLC may request for the purpose of Purchasing LLC obtaining title insurance policies or commitments (as applicable), land surveys, physical inspections and engineering and structural reports with respect to each site included within the Real Property and the Mansion Property; provided, that, no investigation pursuant to this Section 6.2(b) shall affect or be deemed to modify any representation or warranty made by Seller; and provided, further the foregoing shall not require Seller to permit any inspection to disclose any information which would violate applicable Laws (including Competition Laws) based on advice of Seller’s counsel or which in the reasonable judgment of Seller, would result in the disclosure of any trade secrets of third parties or violate any obligation of Seller with respect to confidentiality.  All requests for information made pursuant to this Section 6.2(b)(i) shall be directed to an executive officer of Seller or such Person as may be designated by any such officer.  All such information shall be governed by the terms of the Confidentiality Agreement;

(ii)           Upon reasonable notice, and except as may otherwise be required by applicable Laws, the Purchasers shall afford the Representatives of Seller reasonable access, during normal business hours throughout the period prior to Closing, to their respective properties, books, Contracts and records to the extent related to Publico and, during such period, the Purchasers shall, and shall cause their respective Affiliates to, furnish promptly to Seller all such information, including monthly financial information and information on an ongoing basis on working capital of Publico and any other regular financial reports of Publico that are typically available for their review, and reasonable access to the Employees, in each case to the extent related to the acquisition of the Preferred Stock by Seller, as Seller or its Representatives may reasonably request and the Purchasers shall, and shall cause their respective Affiliates to, further cooperate with Seller and its Representatives (at Seller’s expense) and provide reasonable access, during normal business hours as Seller may request for the purposes of conducting due diligence; provided, that, the foregoing shall not require the Purchasers to disclose any information which would violate applicable Laws (including Competition Laws) based on advice of Purchasers’ counsel or which in the reasonable judgment of the Purchasers, would result in the disclosure of any trade secrets of third parties or violate any obligation of the Purchasers with respect to confidentiality.  All requests for information made pursuant to this Section 6.2(b)(ii) shall be directed to an executive officer of Purchasing LLC or such Person as may be designated by any such officer.  All such information shall be governed by the terms of the Confidentiality Agreement; and

(iii)          Purchasing LLC and Seller agree to use their reasonable best efforts to obtain title insurance policies and endorsements, as necessary to satisfy the condition contained in Section 7.2(k), and Seller shall execute and deliver to the title company all affidavits, certificates and other instruments as are customarily and reasonably requested by the title company to cause the title company to issue the New Title Insurance Policies and the Title Endorsements.

(iv)          The cost of obtaining the policies and endorsements necessary to satisfy to conditions set forth in Section 7.2(k) shall be paid 85% by Purchasing LLC and 15% by Seller.

(c)           On or before the Closing Date, Seller shall form the Delaware limited liability company referred to in this Agreement as “LLC” and Seller shall contribute to the LLC all of the Contributed Assets, and the LLC shall assume all liabilities and obligations to the extent related thereto, in accordance with the Bill of Sale, and Seller and its Affiliates shall take such other actions necessary in order to make the representation contained in Section 4.6 true and correct as contemplated by this

Agreement and otherwise such that as of Closing all of the assets, properties and rights of the Business, will be held by EPE and the LLC.  Seller shall cause the LLC to acquire the Contributed Assets free and clear of all liabilities, obligations and commitments of Seller, as contemplated hereunder, other than assumed liabilities, obligations and commitments, and otherwise free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances related to the Outstanding Indebtedness.  Seller will consult with Purchasing LLC on an ongoing basis in respect of the LLC Contribution and shall provide Purchasing LLC with drafts in a timely manner in advance and consult with and take reasonable comments from Purchasing LLC on, all documents and instruments utilized to effect the LLC Contribution.  As of the Closing Date, Publico shall execute and deliver the Operating Agreement, substantially in the form attached hereto as Exhibit B.  On or before the Closing Date, Seller shall amend and restate the certificate of incorporation of EPE to provide for the issuance of the Series A Preferred Stock and Series B Preferred Stock of EPE.  Seller shall take no action that will cause the contributions contemplated hereby not to qualify as part of an exchange described in Section 351(a) of the Code, except to the extent otherwise provided in Section 351(b) of the Code.  Seller shall not dispose of (A) any of its Publico stock prior to the first anniversary of the Closing Date or (B) more than 20% in the aggregate of its Publico stock prior to the eighteen month anniversary of the Closing Date.

(d)           At Closing, Purchasing LLC and Publico shall cause the Transferors to collectively acquire Section 351 Control assuming Seller makes the contributions contemplated hereby, the Seller’s representation in Section 4.9(b)(x) is accurate and there is no breach by Seller of its covenants in the last two sentences of Section 6.2(c).  Without limiting the foregoing:

(i)            Purchasing LLC shall not dispose of (A) any of its Publico stock prior to the first anniversary of the Closing Date or (B) more than 20% in the aggregate of its Publico stock prior to the eighteen month anniversary of the Closing Date, other than in connection with a distribution of Publico stock to the members of Purchasing LLC, provided that the members of Purchasing LLC enter into an agreement with Seller pursuant to which the members agree to be bound in the aggregate to the restrictions set forth in clause (A) of this Section 6.2(d)(i)).

(ii)           Publico shall cause each of the Concurrent Investors, if any, not to dispose of any of their Publico stock prior to the first anniversary of the Closing Date; and

(iii)          In the event Publico issues additional shares of stock in exchange for cash or other property prior to the first anniversary of the Closing Date (the recipients of such stock, the “Subsequent Transferors”), Publico shall cause the Subsequent Transferors not to dispose of any of their Publico stock prior to one year following the receipt of such stock, provided (A) if stock is issued in connection with an acquisition of assets or stock of a public company, the foregoing restrictions shall only apply with respect to shareholders owning at least 10% of the stock of the business being acquired, (B) the Subsequent Transferors shall be permitted to dispose of their stock after the first anniversary of the Closing and prior to the first anniversary of the receipt of stock pursuant to their exercise of “piggyback rights” and (C) the foregoing shall not apply to issuances of stock by Publico in connection with a public offering. Publico will not issue any stock (or options, warrants or similar rights to acquire stock) or adopt a plan to issue stock (or options, warrants or similar rights to acquire stock) in exchange for services (to an employee, independent contractor or otherwise) in excess in the aggregate of 10% of the stock outstanding of Publico prior to the first anniversary of Closing.  Publico will not issue, or adopt a plan to issue, any shares of nonvoting stock (or options, warrants or similar rights to acquire nonvoting stock) prior to the first anniversary of Closing.

(iv)          All parties shall report, act and file all Tax Returns in all respects and for all purposes consistent with the transaction constituting an exchange described in Section 351 of the Code.  No Party shall take any inconsistent position on any Tax Return or other report or return filed with or provided to any tax authority, or in any audit or administrative or judicial proceeding or otherwise unless required to do so by a final determination within the meaning of Section 1313 of the Code.  Purchasers shall file any other statements or reports required by law or reasonably requested by Seller in a manner consistent with the foregoing.

(v)           Publico will not unreasonably refuse a request to take additional action if made by Seller and accompanied by a written statement of tax counsel that failure to comply with such request is more likely than not to cause the contributions by Seller of the EPE shares and the LLC Interests to fail to qualify as part of an exchange described in Section 351(a) of the Code (except as those provided in Section 351(b) of the Code). Notwithstanding any other provision of this Agreement, Seller’s damages from the breach of this covenant shall be limited to any additional tax liability (including interest and penalties) resulting from a failure of Sellers contributions to qualify under Section 351(a) of the Code (except as otherwise provided in Section 351(b) of the Code) which failure is a direct result of Publico’s unreasonable refusal to take any action as described in the first sentence.

(e)           Prior to the Closing, Publico will not conduct any business or activities other than the filing of SEC Reports, the issuance of stock options, warrants and Publico Common Stock, the negotiation and execution of this Agreement, the Ancillary Agreements and the agreements related to the Concurrent Contribution and the consummation of the transactions contemplated hereby and thereby and other customary ministerial matters incidental to Publico’s existence and ongoing operations.

(f)            Prior to the Closing Purchasing LLC shall not and shall cause its Affiliates not to, sell acquire or enter into derivative transactions in respect of, Publico securities.

(g)           Prior to Closing, Purchasers shall not amend the terms of the Publico Acquisition Agreement in any manner that would have a material and negative effect on Publico or Seller without Seller’s consent.  Prior to Closing, Purchasing LLC will assign to Publico all of Purchasing LLC’s rights to indemnification contained in Article VIII of the Publico Acquisition Agreement.

Section 6.3             Other Post-Closing Covenants.

(a)           Litigation Support.  In the event and for so long as any of the Purchasers or Seller actively is contesting or defending against any charge, complaint, suit, hearing or investigation of a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, action, failure to act or transaction on or prior to the Closing Date involving the Transferred Subsidiaries or the Business, all Parties will cooperate with such other Party and such Party’s counsel in the contest or defense, make available their personnel and provide such testimony and access to their Books and Records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense (which cost and expense shall be limited to reasonable out-of-pocket costs only) of the contesting or defending Party, except to the extent: (x) the contesting or defending Party may be entitled to indemnification therefor hereunder in respect of such matters; or (y) where any conflict of interest between the Parties or a potential counterclaim of one Party against the other exists in respect of such charge, complaint, suit, hearing or investigation creates a conflict of interest.

(b)           Further Assurances.  Without affecting the terms of this Agreement, at any time after the Closing Date, the Parties shall promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any other assurances or documents reasonably requested by the Parties or any designees, as the case may be, and reasonably necessary for the Parties or any of their Affiliates or designees, as the case may be, to give effect to this Agreement. Without limiting the foregoing, (i) Seller upon reasonable request from Publico will at any time now or in the future assist and support Publico in establishing the Transferred Subsidiaries’ rights in the intellectual property of the Business existing at the time of the Closing, including, executing, acknowledging and delivering any additional documents as Publico may reasonably deem necessary to evidence, effectuate or perfect such rights hereunder, and (ii) Publico shall, and shall cause the Transferred Subsidiaries to, take all actions reasonably necessary to release Seller, Beneficiary or any of their respective Affiliates from any guarantees of (or similar obligations with respect to) liabilities or other obligations of the Transferred Subsidiaries; provided, that Publico shall not be required to incur material expense or encumber any assets.

(c)           Release.  Other than as provided in Section 8.9, as of and after the Closing, each of Publico and Purchasing LLC fully relinquishes, releases and discharges Seller and its trustee, beneficiaries, agents, employees and affiliates from and against all suits, causes of action, legal or administrative proceedings, liabilities, claims, damages, losses, costs or expenses of any kind, known or unknown, including, without limitation, any action under CERCLA or any other Environmental Law, which Publico or Purchasing LLC had, has or may have, based upon the presence, discharge, treatment, recycling, use, migration, storage, generation, release, disposal or transportation to or from the Real Property of any Hazardous Substances.

(d)           Assignees.  Publico shall not, and shall not permit any of its subsidiaries to, directly or indirectly, sell, transfer, assign, or otherwise dispose of all or any portion of the Business, unless prior thereto, the transferee agrees in writing for the benefit of Seller, in form and substance satisfactory to Seller, to comply with the obligations of the Purchasers set forth in this Section 6.3(d) and Sections 6.4, 6.9, and 6.16.

Section 6.4             Tangible Personal Property.  Subject to Section 6.16, EPE shall have the right to use during the term of Mansion Agreement, free of charge, any of the Tangible Personal Property set forth under Item 4 of Schedule A in any reasonable way in connection with the operations of the Business. At all times while EPE is in possession of such Tangible Personal Property, (i) at no expense to Seller, Publico shall cause EPE to use its commercially reasonable efforts to preserve, maintain, repair, store, catalog and insure such Tangible Personal Property, including all memorabilia and collections, in each case, in a manner consistent with, and no less favorable than, past practice and (ii) Publico shall not cause to exist, and shall prohibit EPE from causing to exist, or through inaction permit a creditor of Publico or its subsidiaries, as such,  to have, any Encumbrances on Seller’s rights in and to such Tangible Personal Property.  Seller shall not be entitled to receive any insurance proceeds payable, or other compensation, in connection with any loss, destruction or damage to the Tangible Personal Property.  Neither Seller nor Beneficiary will remove any of the Tangible Personal Property on display or stored at the Mansion Property or stored in the storage facilities of the Business without the express written consent of Seller.  The Parties agree that the rights of EPE to use such Tangible Personal Property form an integral part of the transactions contemplated hereby and part of the consideration exchanged at the Closing hereunder, that the Tangible Personal Property has no economic value to Seller after Closing and that title is being retained solely for non-economic reasons (it being understood that the Tangible Personal Property has significant personal, emotional and sentimental significance and value to the Beneficiary, and that the Beneficiary would suffer irreparable harm upon a breach of the covenants in Section 6.4).

Section 6.5             Tax Matters.

(a)           With respect to the EPE Shares:

(i)            Liability for Taxes.  Notwithstanding any other provisions of this Agreement, Seller shall pay, or shall cause to be paid when due, all Taxes imposed on or assessed against EPE with respect to any Pre-Closing Period, and shall indemnify and hold harmless Purchasers for the imposition of any such Taxes.  Publico shall pay or shall cause to be paid when due Taxes imposed on or assessed against EPE other than Pre-Closing Period Taxes;

(ii)           Straddle Period.  In the case of any Taxes imposed on or assessed against EPE with respect to a period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of EPE and its Subsidiaries for the period ending on or prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which EPE or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of EPE and its Subsidiaries for a Straddle Period that relates to the period ending on or prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

(iii)          Responsibility for Filing Tax Returns.  Subject to the cooperation requirements set forth in clause (iv) below:  (A) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of EPE and its subsidiaries for all taxable periods ending on or prior to the Closing Date; (B) Publico shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for EPE and its Subsidiaries for all taxable periods ending after the Closing Date; provided, that Publico shall (I) provide Seller with a copy of any Straddle Period Tax Returns of EPE at least ten days prior to the filing thereof and shall permit Seller to review and comment on such Tax Returns and (II) shall have good faith discussions with Seller (and, if requested, Publico’s independent public accountants) with respect to any such comments; and (C) Publico shall not file any amended Tax Returns for EPE or any of its Subsidiaries for any Pre-Closing Period without the reasonable consent of Seller, unless required to by applicable Law;

(iv)          Cooperation on Tax Matters.

(A)          Publico, EPE and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes, and agrees to provide the other Parties hereto with notice of any audit or proceeding with respect to Taxes which are the responsibility of such other Parties hereunder.  After receiving notice, the Indemnifying Party shall provide the notification required pursuant to Section 8.4(b).  Such cooperation shall be at the expense of the party requesting such cooperation.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the taking of such actions as Seller reasonably requests to contest or permit the Seller to contest (provided that, except as set forth below, Seller shall be permitted to contest the validity, applicability or amount of Tax or proposed adjustment to Taxes only to the extent the Tax can be contested in a proceeding separate from the contest of Taxes with respect to which Seller has no obligation to indemnify Publico) the validity, applicability and amount of the imposition of any Tax or proposed adjustment to Taxes with respect to any Pre-Closing Period with respect to which Seller would be obligated to indemnify Publico; provided, however, that Seller shall have no right to direct Publico in connection with, or to control any contest, if Publico waives in writing its right to indemnification hereunder or with respect to issues with respect to which Seller is not obligated to indemnify Publico.  Seller shall be permitted to control any audit or proceeding that is solely with respect to any Pre-Closing Periods; provided that Seller shall permit Publico to participate fully in all negotiations, consultations and other meetings with the applicable tax authorities and shall provide Publico with all correspondence relating to such contest, and will otherwise consult in good faith during the course of such contest and Seller shall not agree to any resolution or settlement of a contest that would result in an increase of EPE’s liability for Taxes with respect to which Seller is not indemnifying Publico without Publico’s consent, not to be unreasonably withheld, conditioned or delayed.  Seller may agree to a resolution or settlement of a contest, without Publico’s consent, if such resolution does not result in an increase of EPE’s liability for Taxes with respect to which Seller is not indemnifying Publico.  Either Party can settle its years without the consent of the other Party, unless such settlement results in an increase in Taxes for the years not subject to indemnification.  In the event of an audit or proceeding which covers both a Pre-Closing and a Post-Closing period, the Parties shall use good faith efforts to have the audit or proceeding bifurcated.  If the audit or proceeding cannot be bifurcated into two separate audits or proceedings, Publico will control the contest but will upon receipt of a written request of Seller, retain an independent accounting firm (not regularly retained by Publico) to coordinate the pursuit of such contest under the direction of Publico’s Board of Directors and officers.  Publico will direct such independent accounting firm to cooperate with Seller and provide Seller with the same access to personnel participating in the audit as Publico.  Publico will permit Seller to participate fully in all negotiations, consultations and other meetings with the applicable tax authorities.  Publico will, and will request independent accounting firm to, act reasonably and in good faith in connection with the pursuit of such contest and the negotiation of any settlement or compromise, taking into account the interests of Seller in the years in which Seller may ultimately be liable to indemnify for the taxes that are the subject of such contest as well as the interests of Publico for the years in which Publico will ultimately be liable to indemnify for the taxes that are the subject of such contest.  In the event Publico reaches a settlement with the taxing authority or receives a notice of determination (or other similar notice) which it does not wish to contest for any year for which Seller would have an obligation to indemnify Publico, Seller shall have the opportunity to reject such settlement or contest such notice and take control of the contest, provided that Seller will assume all costs of the contest including the payment of taxes for years in which Seller would not otherwise be obligated to indemnify purchaser to the extent such Taxes exceed the amount of Taxes for such periods under the proposed settlement agreement or notice.  In the event a notice of determination (or other similar notice) is received, and Seller does not wish to contest the deficiency for the pre-closing periods, then if Publico contests such determination, Publico shall indemnify Seller for any increase in Taxes for the Pre-Closing Periods above the amount of Taxes set forth in the notice.  EPE and its subsidiaries, Publico and Seller agree (y) to retain all books and records with respect to tax matters pertinent to EPE and its subsidiaries in their possession until the expiration of the statute of limitations including extensions thereof, and to abide by all record retention agreements entered into with any taxing authority and (z) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other Parties so request, EPE and its Subsidiaries, Publico or Sellers, as the case may be, shall allow such other Parties to take possession of such books and records; and

(B)           Publico and Seller agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby);

(v)           Tax Sharing Agreements.  The Parties shall enter into a Tax Sharing Agreement in the form set forth on Exhibit L (the “Tax Sharing Agreement”).  All other tax-sharing agreements or similar agreements with respect to or involving EPE and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, EPE and its Subsidiaries shall not be bound thereby or have any liability thereunder; and

(vi)          Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid 50% by Purchasers and 50% by Seller when due.  Publico will at its own expense file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.  To the extent reasonably requested, each Party will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation;

(vii)         Refunds.  If Publico, Purchasers, EPE or any of its subsidiaries receive a refund of any Taxes for any Pre-Closing Period of

EPE or any of its Subsidiaries, it shall make a payment in such amount to Seller within thirty (30) days following receipt of such refund.

(b)           With respect to the Contributed Assets:

(i)            Liability for Taxes.  Notwithstanding any other provisions of this Agreement, Seller shall pay, or shall cause to be paid when due, all Taxes imposed on or assessed against Seller with respect to the Contributed Assets for any Pre-Closing Period, and shall indemnify and hold harmless Purchasers for the imposition of any such Taxes.  Publico shall pay or shall cause to be paid when due Taxes imposed on or assessed against the Contributed Assets other than for any Pre-Closing Period;

(ii)           Straddle Period.  With respect to the Contributed Assets, in the case of any Taxes imposed on or assessed against Seller with respect to a Straddle Period, the amount of any Taxes based on or measured by income or receipts of Seller for the period ending on or prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of Seller for a Straddle Period that relates to the period ending on or prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

(iii)          Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid 50% by Purchasers and 50% by Seller when due.  Publico will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. To the extent reasonably requested, each Party will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation;

(iv)          Cooperation on Tax Matters.

(A)          Each party hereto shall cooperate fully, as and to the extent reasonably requested by the other party in connection with any audit, litigation or other proceeding with respect to Taxes and agrees to provide the other parties hereto with notice of any audit or proceeding with respect to Taxes which are the responsibility of such other parties hereunder.  After receiving notice, the Indemnifying Party shall provide the notification required pursuant to Section 8.4(b).  Such cooperation shall be at the expense of the party requesting such cooperation.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the taking of such actions as Seller reasonably requests to contest or permit Seller to contest the validity, applicability and amount of the imposition of any Tax or proposed adjustment to Taxes with respect to any Pre-Closing Period with respect to which Seller would be obligated to indemnify Publico; provided, however, that in the contest of a tax, other than income tax, a portion of which would be subject to indemnification and a portion of which would not be subject indemnification, Seller and Publico shall jointly control such contest.  Seller, Publico or LLC, as the case may be, agree (x) to retain all books and records with respect to Tax matters pertinent to the Contributed Assets in their possession until the expiration of the statute of limitations including extensions thereof, and to abide by all record retention agreements entered into with any taxing authority and (y) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other Parties so request, Seller, Publico or LLC, as the case may be, shall allow such other Parties to take possession of such books and records; and

(B)           Purchasers, Seller and LLC agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); and

(v)           All tax-sharing agreements or similar agreements with respect to or involving the Contributed Assets shall be terminated as of the Closing Date and, after the Closing Date, Seller shall not be bound thereby or have any liability thereunder.

(c)           Except as otherwise expressly provided herein, Section 8.4 shall not apply with respect to matters covered by Section 6.5.

Section 6.6             No Solicitation or Other Transaction.  From the date hereof until consummation of the Closing or termination of this Agreement in accordance with Article IX, and except as required by applicable Law, as evidenced by the written opinion of Counsel to Seller (a copy of which will be delivered to Purchasing LLC), Seller will not, nor will it authorize or permit the Transferred Subsidiaries or any of its respective Affiliates, nor will it authorize any investment banker or other representative or agent retained by Seller or its Affiliates to (and shall direct such bankers or similar representatives or agents not to):

(a)           directly or indirectly, solicit, initiate, or participate in any way (including by way of furnishing information) in any discussions or negotiations with any Person or other entity or group (other than Purchasing LLC or an Affiliate of Purchasing LLC) concerning any merger, consolidation, sale of the Business (or any portion thereof other than sales of assets (tangible or intangible) in the Ordinary Course of Business) by asset sale, sale of shares of capital stock or similar transactions in respect of the Transferred Subsidiaries or the Business (each, an “Acquisition Proposal”),

(b)           knowingly disclose, directly or indirectly, to any Person preparing to make an Acquisition Proposal any confidential information concerning the Transferred Subsidiaries or Business, or

(c)           enter into any understanding, agreement or commitment with any third party providing for a business combination involving, equity investment in, or sale of the Transferred Subsidiaries or the Business (or any portion thereof other than sales of assets (tangible or intangible) in the Ordinary Course of Business) by asset sale other than with Purchasing LLC and the transactions contemplated hereby.

Section 6.7             No Breaches.  Each of the Parties shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a Material Adverse Effect, or a breach as of the Closing Date of any of the representations and warranties in this Agreement made by Seller, Purchasing LLC or Publico, give detailed notice thereof to the other Party hereto in accordance with and if required by Section 8.7(a)(ii).  Such other Party’s sole remedy for any such breach shall be the remedy set forth in Section 8.7(a) hereto.  No disclosure by any Party pursuant to this Section 6.7 shall be deemed to amend or supplement the Disclosure Schedules or cure any Material Adverse Effect or misrepresentation or breach of warranty.

Section 6.8             Audited Financial Statements.  Seller will furnish Purchasers with the Audited Financial Statements and will use reasonable best efforts to cause to be delivered therewith such associated auditor opinions and consents as are reasonably required by Purchasing LLC or Publico in respect of the preparation and filing of the Public Transaction Report and any Other Filing required in connection with the Transactions, at least 10 days prior to the Closing Date; provided, that (i) Seller shall not be required to undertake any liability with respect to the delivery of such auditor opinions or consents, and (ii) all out-of-pocket fees and expenses related to the preparation of the Audited Financial Statements shall be paid directly by Purchasers and shall not be allocated to EPE or LLC after the Closing.

Section 6.9             Confidentiality.

(a)           For a period of ten years after the Closing Date, Seller will not, and will cause its Affiliates and Representatives not to, directly or indirectly, disclose any information which is confidential, proprietary or otherwise not publicly available, including any confidential data, or information relating to the business practices, products, prospects, ideas, designs, marketing, sales, methods, manuals, strategies or financial affairs (collectively, the “Confidential Information”):

(i)            of the Business as of the Closing Date, or

(ii)           of the business of Purchasers or their Affiliates and Representatives, obtained in connection with the negotiation, preparation or performance of this Agreement, the Operating Agreement or the Stockholders Agreement.

(b)           Purchasers will not, and will cause their Affiliates and Representatives not to, directly or indirectly, disclose any information which is confidential, proprietary or otherwise not publicly available, relating to the personal life or finances of Beneficiary or any member of Beneficiary’s family (“Beneficiary Confidential Information”), in each case, obtained in connection with the negotiation, preparation or performance of this Agreement; provided, that Purchasers may disclose confidential information related to Elvis Presley if such disclosure (i) could not directly or indirectly impugn the character, honesty, integrity, morality, business acumen, or abilities or otherwise disparage or encourage or induce others to disparage Elvis Presley and (ii) does not directly or indirectly include any of the information referred to on Schedule 6.9(b).

(c)           Notwithstanding the foregoing, Confidential Information or Beneficiary Confidential Information will not include such information:

(i)            which at the time of disclosure is publicly available or becomes publicly available through no act or omission of the Party or its Affiliates or Representatives;

(ii)           becomes available to the Party or its Affiliates or Representatives on a non-confidential basis from a source other than the other Parties or their respective Affiliates or Representatives; provided that such source is not known by the receiving Party or its Affiliates or Representatives to be bound by a confidentiality agreement or other obligations of secrecy; or

(iii)          is required to be disclosed in accordance with applicable Law or legal process or the rules of a stock exchange or national market system.

(d)           In the event of a breach of the obligations hereunder, the Parties agree that, in addition to all other available remedies, the non-breaching Party or its Affiliates will be entitled to injunctive relief to enforce such obligations in any court of competent jurisdiction.

(e)           Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that each of the Purchasers acknowledges that any and all other information provided to it by Seller or Beneficiary concerning only Seller or Beneficiary and not the Business shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 6.10           Termination of Related Party Arrangements; Liquidation of Certain Seller Entities.

(a)           Prior to the Closing, Seller shall cause all Contracts and other arrangements set forth on Schedule 6.10(a) to be terminated, dividended or distributed to Seller or one of its Affiliates (outside the Business), in a manner such that the Transferred Subsidiaries and their Affiliates as of immediately following Closing shall have no further liabilities or obligations or rights in respect of such Contracts and other arrangements.

(b)           Seller shall cause all entities set forth on Schedule 6.10(b) to be liquidated, dissolved and wound-up with no further liabilities or obligations of any nature to which the Transferred Subsidiaries or Purchasers could be subject.

Section 6.11           Board Seat for Beneficiary.  Each of Publico and Purchasing LLC shall take all actions reasonably requested, including, in the case of Purchasing LLC, voting its shares of Publico, to elect a director designated by Beneficiary who is reasonably acceptable to Publico to the board of directors of Publico, so long as Beneficiary or Beneficiary’s descendants, immediate family members or any trust or other entity formed for tax or estate planning purposes, in either case, for the benefit of the foregoing (i) beneficially owns at least 50% of the outstanding Preferred Stock (or such amount of Publico Common Stock receivable upon conversion of such Preferred Stock) beneficially owned by Beneficiary as of the Closing Date, and (ii) the appointment and continuation of such designee is not prohibited by the Securities Act or the rules of any national securities exchange or national over-the-counter market on which the Publico Common Stock is listed or traded or other applicable Law.

Section 6.12           [Intentionally omitted]

Section 6.13           Discharge of Indebtedness.

(a)           Seller shall use reasonable efforts to arrange in writing with all holders of Outstanding Indebtedness of the Transferred Subsidiaries, after giving effect to the contributions to LLC contemplated by Section 6.2(c), for such holders to:

(i)            deliver a certificate at least three Business Days prior to Closing, indicating the complete payoff amount necessary to fully discharge the Indebtedness;

(ii)           in exchange for the pay-off of the Indebtedness, deliver an instrument (each, “Pay-Off Letter”) at Closing in favor of each of the Transferred Subsidiaries and their Affiliates evidencing an unconditional and complete discharge of the Indebtedness (including the full and unconditional release of Seller and Beneficiary or any of their respective Affiliates of any guarantees or pledges related thereto) and any obligations in respect thereof.

(b)           Any fees or expenses related to such Pay-Off Letters shall be paid one-half by Seller and one-half by Purchasing LLC; provided, that:

(i)            Seller shall not agree to any such fee or expense without the prior consent of Purchasing LLC, which consent shall not be unreasonably withheld, conditioned or delayed, and

(ii)           any portion of Purchasing LLC’s fees and expenses shall be paid directly by Purchasing LLC.

(c)           If notwithstanding the foregoing reasonable efforts with respect to the early repayment of the Indebtedness set forth on Schedule 6.13, Seller is unable to enter into the arrangements contemplated by clause (a) above, Seller agrees to defease such indebtedness in accordance with the terms of the governing document, in full, simultaneous with Closing.

(d)           Any additional amounts due as a result of a defeasance of the indebtedness contemplated by (c) above, in excess of the principal amount outstanding thereunder at Closing, must be paid by Seller; provided that Seller shall have the option to cause the Purchasers to pay either (x) $200,000 or (y) $400,000 of such costs; provided further that, Purchaser will not be required to pay more than total amount of such additional costs due as a result of such defeasance, taking into account amounts being paid by Seller.

Section 6.14           Ancillary Agreements.  Each of the Parties or their applicable Affiliates shall enter into and deliver the Ancillary Agreements to which they are a party prior to or at Closing. Prior to Closing, the Parties shall mutually agree to the form of the Certificate of Designation, the Other Publico Certificate of Designation, Registration Rights Agreement, EPE Series A Certificate of Designation and EPE Series B Certificate of Designation.  At Closing, Publico and Seller shall enter into the Stockholders Agreement in respect of their rights as holders of EPE preferred stock which shall contain substantially identical terms to those in Operating Agreement subject to such adjustments as are reasonably necessary to reflect the fact that EPE is a C-corporation for tax purposes.  At Closing, Publico shall cause its relevant Affiliates to enter into a license agreement with Beneficiary and take such other actions reasonably necessary to provide Beneficiary and her heirs with a lifetime and irrevocable license to use the Intellectual Property Rights in respect of the name “Elvis Presley” or derivations thereof, as expressly permitted by the first sentence of Section 10.17(c) hereof, but as limited by the second sentence of Section 10.17(c).

Section 6.15           Sarbanes-Oxley Advisors.  Seller shall continue to cooperate in good faith with Cornick, Garber & Sandler and provide them with full access at reasonable times and upon reasonable notice to the Books and Records, personnel, work papers, historical financial information or other items of Seller and the Transferred Subsidiaries reasonably necessary for them to conduct their review and render their advice in accordance with the terms of their engagement including advice that the Business is in compliance with Section 404 of the Sarbanes-Oxley Act.  Any fees or expenses related to such review and engagement shall be paid directly by Purchasers and shall not be allocated to EPE or LLC after the Closing.

Section 6.16           Prohibited Activities.  Other than any action that is consistent with the past practice of the Business, Purchasers shall not, and shall cause the Transferred Subsidiaries and, in the case of clauses (b) and (c), any Person under the control of the Company, and the respective directors, officers, employees, agents and representatives, acting in such capacity, not to, directly or indirectly: (a) undertake any of the activities set forth on Exhibit N (the “Improper Activities”), (b) take any action (including, by granting any third party any right or license) that could reasonably be expected to associate the Transferred Subsidiaries or their subsidiaries, the Business or Elvis Presley or any indicia associated with Elvis Presley (including the name (including assumed or professional names), image and likeness and other identifiable attributes) with any Improper Activities, or (c) take any action that is offensive, immoral, derogatory or in poor taste that would tarnish the reputation or public image of Elvis Presley, Seller or the Beneficiary, or EPE (including the name (including assumed or professional names), image and likeness and other identifiable attributes).

Section 6.17           Simultaneous Closing.  Purchasers and Seller will cooperate with each other in causing the Closing contemplated by this Agreement and the Closing contemplated by the Concurrent Contribution to occur and be effected simultaneously; it being understood and agreed that the Closing hereunder will not be consummated until all conditions to closing in respect of the closing of the Concurrent Contribution, have been satisfied or waived other than those which by their nature are to be satisfied at the closing.  Purchasers shall provide Seller with all documentation relating to the Concurrent Contribution reasonably requested by Seller and shall afford Seller a reasonable opportunity to review and comment on such documentation.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1             Conditions to the Obligations of Purchasers and Seller.  The obligations of the Parties to effect the Closing are subject to the satisfaction of the following conditions:

(a)           Regulatory Consents.  The waiting periods applicable to the consummation of the Seller Contribution under the HSR Act shall have expired or been terminated and the notices, reports and other filings required to be made or obtained at or prior to the Closing under other Competition Laws shall have been made or obtained;

(b)           No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, order, decree, injunction or other legal restraint (individually and collectively, an “Order”) which is in effect on the Closing Date preventing or otherwise restraining the transactions contemplated by this Agreement;

(c)           Simultaneous Closings. The closing of transactions comprising the Concurrent Contribution shall be occurring simultaneously with the Closing hereunder.

Section 7.2             Conditions to the Obligations of Purchasers.  The obligation of Purchasing LLC to effect the Closing is subject to the satisfaction (or waiver by Purchasing LLC in its sole discretion, it being understood that Publico may not waive any conditions to Closing) of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement qualified as to materiality or a Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made on and as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties qualified as to materiality or a Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date;

(b)           Covenants.  The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed by the Closing, in all material respects;

(c)           Certificate.  Purchasers shall have received a certificate signed by Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(d)           Third Party Consents.  Each of the consents, approvals or authorizations set forth in Schedule 4.4 under “Third Party Conditional Consents,” shall have been obtained and shall be in full force and effect;

(e)           No Proceedings.  There shall not be pending by any Governmental Entity, any suit, action or proceeding:

(i)            challenging or seeking to restrain or prohibit any transactions contemplated by this Agreement or seeking to obtain from Purchasers or any of their Affiliates in connection with the transactions contemplated by this Agreement any damages that are material in relation to any of the Purchasers and their Affiliates taken as a whole,

(ii)           seeking to prohibit or limit the ownership or operation by any of the Purchasers or any of their Affiliates of any material portion of the business or assets of Purchasers (including the Business), or any of their Affiliates, or to compel any of the Purchasers, or any of their Affiliates to dispose of or hold separate any material portion of the business or assets of any of the Purchasers (including the Business), Seller, the Transferred Subsidiaries or any of their respective Affiliates, in each case as a result of the transactions contemplated by this Agreement,

(iii)          seeking to impose limitations on the ability of any of the Purchasers to acquire or hold, or exercise full rights of ownership of, as the case may be, the LLC Interests, the EPE Shares or the Transferred Subsidiaries or

(iv)          seeking to prohibit any of the Purchasers or any of their Affiliates from effectively controlling, in any material respect, the Business;

(f)            Opinion of Counsel.  Purchasers shall have received a legal opinion of:

(i)            Proskauer Rose LLP, counsel for Seller, dated as of the Closing Date, containing opinions substantially identical to the opinions set forth on Exhibit F-1, subject to customary qualifications; and

(ii)           Glankler Brown PLLC, counsel for Seller, dated as of the Closing Date, containing opinions substantially identical to the opinions set forth on Exhibit F-2, subject to customary qualifications;

(g)           Tax Certificate.  Purchasers shall have received from Seller the Seller Tax Certificate;

(h)           Deliveries.  Purchasers shall have received each of (i) the Audited Financial Statements, together with such associated auditor opinions and consents as are required by Purchasers in respect of the preparation and filing of any Other Filings required to be filed in connection with the Transactions, (ii) an executed copy of each of the Ancillary Agreements and the Bill of Sale; and (iii) a copy of the Closing Debt Schedule;

(i)            Audited Financial Statements. Except as set forth on Schedule 7.2(i), the Audited Financial Statements shall be consistent in all material respects with the Unaudited Financial Statements other than those inconsistencies, deficiencies or charges, that are not material and adverse to the Business taken as a whole or to the value of the Business to Purchasers.

(j)            Liabilities. Except as set forth on Schedule 7.2(j), the Business shall not have any liabilities of any nature (absolute, accrued, fixed, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Business or in the notes thereto other than those reflected in the Audited Financial Statements or those incurred in the Ordinary Course of Business since September 30, 2004 which are not material to the Business, taken as a whole;

(k)           Title Insurance.  The New Title Insurance Policies and the Title Endorsements, as required by Sections 3.2(g) and (h) shall be in effect; and

(l)            Indebtedness. Each holder of the outstanding Indebtedness of the Transferred Subsidiaries as of the Closing Date shall have delivered a Pay-Off Letter, which complies with the terms contemplated by Section 6.13;

(m)          Inducement Letter.  Beneficiary shall have delivered an executed copy the letter agreement attached hereto as Exhibit G; and

(n)           Evaluation of Termination Right.  Purchasing LLC shall have had five days from the receipt of any notice pursuant to Section 8.7(a)(ii) duly delivered in accordance with Section 10.1 to evaluate and make a determination in respect of any such matter that is the subject of such notice.

Section 7.3             Conditions to the Obligations of Seller.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Purchasing LLC and Publico contained in this Agreement qualified as to materiality or a material adverse effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made on and as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties qualified as to materiality or a material adverse effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date;

(b)           Covenants.  The covenants and agreements of Purchasing LLC and Publico to be performed on or prior to the Closing shall have been duly performed by the Closing, in all material respects;

(c)           Certificates.  Seller shall have received a certificate signed by a Vice President or other executive officer of Purchasing LLC, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) as they relate to Purchasing LLC have been satisfied, and a certificate signed by an executive officer of Publico, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) as they relate to Publico have been satisfied;

(d)           Purchasing LLC’s Shareholding in Publico After the Closing. The Concurrent Contribution shall have been structured such that, immediately upon the closing of the Concurrent Contribution on a fully diluted basis:

(i)            The Transferors collectively, shall hold at least 80% of the issued and outstanding shares of Publico Common Stock;

(ii)           Publico shall not have issued Preferred Stock or Other Preferred Stock to anyone other than Seller,

(iii)          the Transferors collectively shall have Section 351 Control assuming Seller’s representation in Section 4.9(b)(x) is accurate and assuming no breach by Seller of its covenants in the last two sentences of Section 6.2(c), and

(iv)          there shall be no plan or intention of Purchasers to take any action that would cause the contribution by Seller of the EPE Shares and the LLC Interests not to qualify as part of an exchange described in Section 351(a) of the Code (except as to the extent otherwise provided in Section 351(b) of the Code).

(e)           Receipt of Shares.  Seller shall have received from Publico a certificate or certificates evidencing the Preferred Shares, the Other Preferred Stock and the Publico Common Stock being issued hereunder, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(f)            Receipt of Purchase Price.  Seller shall have received the payments required to be made pursuant to Section 2.3 hereof;

(g)           Deliveries.  Seller shall have received an executed copy of each of the Ancillary Agreements;

(h)           Pay-Off of Indebtedness.  Contemporaneously with Closing, Publico shall have repaid all Outstanding Indebtedness in the amounts and pursuant to the instructions set forth on the applicable Pay-Off Letters to the extent such Pay-Off Letters are obtained by Seller and comply with the terms contemplated by Section 6.13;

(i)            No Trading Halt.  There shall not have occurred any suspension or limitation in trading in, and minimum prices shall not have been established for, Publico Common Stock on the OTC Bulletin Board, and Publico shall not have received any notice threatening the continued quotation of its common stock on the OTC Bulletin Board;

(j)            Opinion of Counsel.  Sellers shall have received a legal opinion of Greenberg Traurig, LLP, counsel for Purchasing LLC dated as of the Closing Date, containing opinions substantially identical to the opinions set forth on Exhibit F-3 subject to customary qualifications;

(k)           Concurrent Contribution.  The Concurrent Contribution shall have occurred on substantially the same terms and conditions as those in the documents previously provided to Seller;

(l)            Investor Certificate of Designation.  If a concurrent private equity (institutional or otherwise) investment in Publico arranged by Purchasing LLC takes place in connection with the transactions contemplated hereby (whether constituting the Concurrent Contribution or otherwise), Seller shall have been provided evidence to its reasonable satisfaction, that the terms of such investment are materially consistent with the terms as previously provided in writing by Purchasing LLC to Seller and do not contain terms adverse in any material respect to Publico or Seller; and

(m)          Evaluation of Termination Right.  Seller shall have had five days from the receipt of any notice pursuant to Section 8.7(a)(ii) duly delivered in accordance with Section 10.1 to evaluate and make a determination in respect of any such matter that is the subject of such notice.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1             Survival.

(a)           All of the representations and warranties of Seller, Purchasing LLC and Publico contained in this Agreement delivered pursuant hereto, and all claims and causes of action with respect thereto shall survive until the Closing and then shall terminate in all respects, except that:

(i)            the representations and warranties in Sections 4.3(c) and 4.3(f) (Title to Transferred Subsidiaries), 4.6(a) (Sufficiency of Assets),

4.15 (Title to Tangible Personal Property), 4.16(b) (Title to Owned and Leased Real Properties; Absence of Encumbrances), 4.20(a)(i), 4.20 (b)(including all subsections: (i), (ii) and (iii)), 4.20(e)(i), 4.20(e)(ii)(A), 4.20(e)(iii), 4.20(e)(v), 4.20(e)(vi), 4.20(f)(i), 4.20(g)(i), 4.20(h)(i), 4.20(i), 4.20(j), 4.20(k), 4.20(l) (Intellectual Property), 5.3 (Capitalization; Purchasing LLC’s Shareholding in Publico After the Concurrent Contribution), 5.9 (SEC Reports and Financial Statements) and 5.10 (Supplied Information) shall survive for a period of 12 months after the Closing Date;

(ii)           the representations and warranties in Section 5.17 (Representations and Warranties of Concurrent Contribution) shall survive so long as the underlying representations and warranties survive under the terms of the Publico Acquisition Agreement; and

(iii)          the representations and warranties in Sections 4.9 (Taxes) and 5.19 (Taxes) shall survive until the end of the applicable statute of limitations or voluntary extensions thereof.

(b)           The covenants and agreements of Seller, Purchasing LLC and Publico contained in this Agreement will survive the Closing and will remain in full force and effect in accordance with their terms; provided, that from and after the Closing (i) except as provided in the following sentence all such covenants and agreements of each of the Purchasers shall be performed by and be the sole responsibility of Publico, and (ii) Seller shall have no liability to Purchasing LLC for any covenants and agreements of Seller to be performed following the Closing.  Notwithstanding the foregoing, the covenants in Sections 6.2(c), 6.2(d), 6.3(b), 6.3(c), 6.9, 6.11 and 6.17 shall be performed by the respective Parties in accordance with the terms of such covenants.

(c)           If notice of any claim for indemnification under this Agreement shall have been given (in accordance with this Article VIII and Section 10.1) within the applicable survival period, the claims and rights to indemnification relating to such breaches of representations and warranties, covenants or agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 8.2             Indemnification by Purchasing LLC and Publico.  Subject to the limits set forth in this Article VIII:

(a)           From and after the Closing, Purchasing LLC shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses sustained, incurred or suffered by any of Seller Indemnified Parties in any such case to the extent arising out of any breach of any covenant, undertaking or other agreement of Purchasing LLC contained in Sections 6.2(d), 6.3(b), 6.3(c), 6.9 or 6.11, to the extent to be performed by Purchasing LLC after the Closing.

(b)           From and after the Closing, Publico shall indemnify, defend and hold harmless Seller Indemnified Parties from, against and in respect of any and all Losses sustained, incurred or suffered by any Seller Indemnified Parties in any such case to the extent arising out of any breach of:

(i)            any representation or warranty of Purchasing LLC or Publico contained in this Agreement that survives the Closing; and

(ii)           any covenant, undertaking or other agreement of Purchasers contained in this Agreement.

(c)           Prior to Closing, Publico shall indemnify, defend and hold harmless Purchasing LLC from, against and in respect of any and all Losses sustained, incurred or suffered by Purchaser Indemnified Parties to the extent arising out of any breach by Publico of any covenant, undertaking or other agreement of Publico contained in this Section 8.2, and Article X (including Section 10.3 thereof), and any confidentiality or non-disclosure obligations to which it is subject in respect of the transactions contemplated hereby.

Section 8.3             Indemnification by Seller.

(a)           From and after the Closing, subject to the limits set forth in this Article VIII, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any Losses sustained, incurred or suffered by any of Purchaser Indemnified Parties in any such case to the extent arising out of any breach of:

(i)            any representation or warranty of Seller contained in this Agreement that survives the Closing; and

(ii)           any covenant, undertaking or other agreement of Seller or contained in this Agreement; provided, that Seller shall have no liability to Purchasing LLC for any such covenants, undertakings and agreements to be performed following the Closing in respect of Purchasing LLC, from and after the Closing, other than the covenants, undertakings and agreements of Seller contained in Sections 6.2(c) (with respect to the last two sentences), 6.2(d), 6.3(b), 6.3(c), 6.9 and 6.11.

Section 8.4             Third-Party Claim Indemnification Procedures.

(a)           Except as otherwise provided in Section 6.5, if any written claim or demand (or written threat of a claim or demand), or notice of a Tax audit or proceeding (each, a “Claim”) for which a Party may be required to pay an indemnity hereunder (such Party, an “Indemnifying Party”) is asserted against or sought to be collected from any Person that may be entitled to indemnification hereunder (an “Indemnified Party”) by a third party, such Indemnified Party shall as promptly as possible, but in no event more than 30 Business Days following such Indemnified Party’s receipt of such Claim, notify the Indemnifying Party of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”); provided, that the failure to provide notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.

(b)           The Indemnifying Party shall have 30 Business Days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party:

(i)            whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and

(ii)           whether or not it will defend the Indemnified Party against such Claim.

In case any such Claim shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, and, except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it will defend the Indemnified Party against such Claim, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel selected by the Indemnifying Party and the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other reasonable expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  Subject to the Indemnified Party’s compliance with the notice requirements under this Section 8.4, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

(c)           The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability, including promptly forwarding to the Indemnifying Party a copy of all written communications received by the Indemnified Party with respect to a Claim.  The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability.  The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no Indemnified Party shall be required to consent to any judgment or settlement if:

(i)            such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of an unconditional and complete release from all liability in respect to such Claim,

(ii)           such judgment or settlement would result in the finding or admission of any violation of Law, or

(iii)          as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere with or adversely affect the business, operations or assets of the Indemnified Party or any of its Affiliates.

Notwithstanding the foregoing, with respect to Taxes, the consent of Purchasers shall not be required if the proposed settlement does not increase Taxes of Purchasers for any period after the Closing Date.

(d)           Notwithstanding the foregoing,

(i)            The Indemnifying Party shall not be entitled to assume the defense of (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending) a third party Claim that seeks an Order, injunction or other equitable relief or relief for other than money damages (or that the Indemnified Party without also seeking money damages or that the Indemnified Party reasonably determines, after conferring with its outside counsel, that the Claim seeking relief for other than money damages cannot be separated from any related Claim for money damages), in any such cases in respect of which the interests of the Indemnifying Party are different or in conflict with those of the Indemnified Party.  If such equitable relief or other relief portion of the third-party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages, as contemplated in respect of a Claim for money damages by this Section 8.4.

(ii)           If the Indemnifying Party does not assume the defense or ceases to conduct the defense of a third party Claim, the Indemnified Party may defend against such Claim; provided, that the Indemnified Party shall not consent or settle (either administratively or after the commencement of litigation) any Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed (provided that the Indemnifying Party may retain separate co-counsel at its sole cost and expenses and may participate in the defense of such Claim).

Section 8.5             Computation of Losses Subject to Indemnification.

(a)           Losses for which an Indemnified Party would be entitled to indemnification hereunder shall be determined net of and by taking into account:

(i)            any insurance proceeds recovered by such Indemnified Party;

(ii)           indemnity payments to which such party or its Affiliates is entitled from parties other than the Indemnifying Party hereunder in respect of such matter; and

(iii)          the extent of any Indemnified Party’s direct or indirect equity holding position of any entities to which such Losses relate in respect of the proportional amount of Losses for which indemnification is properly due and owing.

(b)           If an Indemnifying Party indemnifies an Indemnified Party with respect to Taxes, and such Indemnified Party actually realizes a Tax Benefit in the year the indemnification payment is made, or any year thereafter, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit, but not in excess of the indemnification payment or payments actually received by the Indemnified Party from the Indemnifying Party with respect to such Losses.  For purposes of this Section 8.5(b), the Indemnified Party shall be deemed to actually realize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s liability for Taxes of a taxable year is less than the actual liability for Taxes that would have been imposed on the Indemnified Party for such taxable year if the circumstances giving rise to the Indemnifying Party’s obligation to indemnify the Indemnified Party had not occurred and the indemnity had not been paid.  The amount of such Tax Benefit shall be determined by the Indemnified Party; provided, however, that if the Indemnifying Party shall dispute such calculation the Indemnified Party shall, at the request of the Indemnifying Party, submit such determination to the Indemnified Party’s independent public accounting firm for verification and shall permit the Indemnifying Party to discuss such calculation with the Indemnified Party’s independent public accounting firm, but in no event shall the Indemnifying Party be provided access to any confidential information including tax returns or reports of the Indemnified Party, and the determination of the independent public accounting firm shall be final. The cost of the independent accounting firm shall be paid by the Indemnifying Party unless the accountant determines that the Tax Benefit should be increased by more than 5% of the Tax Benefit set forth in the Indemnified Party’s calculation, in which case the Indemnified Party shall pay the costs of the accountant.  For the purposes of this Section 8.5(b) any Pre-Closing Period Taxes paid by Seller (or, prior to Closing, by EPE) pursuant to the resolution or settlement of an audit pursuant to Section 6.5 shall be deemed to have been paid to Purchasers as an indemnification payment.

Section 8.6             Threshold for Recovery; Aggregate Limit on Indemnity.

(a)           Other than Losses with respect to breaches of Section 4.9  (Taxes) or pursuant to Section 6.5 (Tax Matters) or with respect to breaches of Section 8.9 (Remediation), Seller shall not be required to indemnify any Purchaser Indemnified Party under this Agreement for any Losses for which indemnification may be owing pursuant to (x) Section 8.3(a)(i) and (y) Section 8.3(a)(ii) in respect of breaches of covenants and agreements to the extent to be performed prior to Closing that are not willful on the part of Seller:

(i)            unless the aggregate for all such Losses for which Seller would, but for this Section 8.6(a), be liable hereunder exceeds the Threshold Amount, and thereafter Purchaser Indemnified Parties shall be entitled to recover all Losses (including those which together exceeded the Threshold Amount) pursuant to this Article VIII;

(ii)           in excess of the Maximum Amount in the aggregate; and

(iii)          in respect of any representations and warranties in Section 4.16 relating to the Real Property for which the New Title Policies and the Title Endorsements are being issued, unless and to the extent Purchasing LLC or Publico is unable to recover such Losses, despite commercially reasonable efforts to do so, which shall not include preparation for or commencement of litigation, from the issuer of the applicable New Title Insurance Policy or Updated Titled Endorsement; provided, that Purchasing LLC and Publico shall only be required to seek reimbursement of such Losses from the issuers of the New Title Insurance Policies or Title Endorsements to the extent that a colorable claim can be made that such Losses are covered under one or more of such policies or endorsements; provided, further, that this clause shall not limit the amount of Losses with respect to which Purchaser Indemnified Parties are entitled to indemnification under this Article VIII, in excess of what is available, if anything, under the applicable New Title Insurance Policy or Updated Titled Endorsement.

(b)           Other than Losses with respect to breaches of Section 5.19 (Taxes) or pursuant to Section 6.5 (Tax Matters), neither Publico nor Purchasing LLC shall be required to indemnify any Seller Indemnified Party under this Agreement for any Losses for which indemnification may be owing pursuant to (x) Section 8.2(b)(i) and (y) Section 8.2(b)(ii) in respect of breaches of covenants and agreements to the extent to be performed prior to Closing that not willful on the part of Purchasers:

(i)            unless the aggregate for all such Losses for which Publico or Purchasing LLC would, but for this Section 8.6(b), be liable exceeds the Threshold Amount, and thereafter Seller Indemnified Parties shall be entitled to recover all Losses (including those which together exceeded the Threshold Amount) pursuant to this Article VIII, and

(ii)           in excess of the Maximum Amount in the aggregate.

Section 8.7             Limitation on Remedies.

(a)           Remedies Prior to Closing.

(i)            Prior to the Closing, the sole and exclusive remedy of any Party against any other Party shall be:

(A)          with respect to any breach or inaccuracy of any of the representations and warranties set forth in Articles IV or V of this Agreement, to terminate this Agreement pursuant to Article IX;

(B)           in respect of any breach of any of the covenants and agreements set forth in this Agreement, to terminate this Agreement pursuant to Article IX; provided, that, (x) Purchasing LLC may bring an action for specific performance to enforce this Agreement against Seller or Publico, and (y) Seller may bring an action for specific performance against Purchasing LLC or Publico solely to enforce Sections 6.9, 8.7(a)(iii) and 10.3(b) hereof.

(ii)           In furtherance of the foregoing, if management of any Party becomes aware and has actual knowledge of any matter that would give rise to the right of such Party to terminate this Agreement pursuant to clause (i) above (where it is reasonably apparent that such matter would give rise to such a right to terminate), such Party shall provide the other Parties with written notice, specifying such matter in reasonable detail, within 5 days of becoming aware of such matter and if such Party does not exercise its right to terminate this Agreement within 5 days of receipt of such notice duly delivered in accordance with Section 10.1, such breach or inaccuracy shall be deemed waived and such Party shall not have any further rights in respect thereof for indemnification or otherwise.

(iii)          Notwithstanding anything to the contrary in this Agreement, in the event of a Purchaser Failure to Close, the sole and exclusive remedy of any Seller Indemnified Party shall be as follows:

(A)          Purchasers shall promptly (I) cause the Closing Escrow Agent to release to Seller the entire Closing Escrow Amount then remaining (not including any interest accrued thereon) and (II) effect, with Seller, the termination of this Agreement and all the Ancillary Agreements, as applicable (other than the Confidentiality Agreement), and each of the Purchasers shall enter into a mutual release on behalf of itself, its debt and equity holders, and successors and assigns, unconditionally and irrevocably waiving, releasing and discharging any and all rights or claims of any nature, that it has or may have against Seller and any of its successor and assigns, under this Agreement or any of the Ancillary Agreements, other than in respect of the covenants contained in Sections 6.9.

(B)           Seller shall effect, with Purchasers, the termination of this Agreement and all the Ancillary Agreements, as applicable (other than the Confidentiality Agreement), and enter into a mutual release on behalf of itself and Beneficiary and each of their successors and permitted assigns, unconditionally and irrevocably waiving, releasing and discharging any and all rights or claims of any nature, that it or they have or may have against either Purchaser, their debt and equity holders, employees, agents and successors and assigns under this Agreement or any of the Ancillary Agreements, other than in respect of the covenants contained in Sections 6.9.

(b)           Remedies After the Closing.  From and after Closing, the sole and exclusive remedy of any Party against any other Party shall be:

(i)            in respect of any breach or inaccuracy of any of the representations and warranties set forth in Articles IV or V of this Agreement, a claim for indemnification made pursuant to this Article VIII; or

(ii)           in respect of any breach of any of the covenants and agreements set forth in this Agreement, to bring either or both:

(A)          an action for specific performance to enforce the Agreement against such other Party in any court of competent jurisdiction; and

(B)           a claim for indemnification made pursuant to this Article VIII.

(c)           Manner of Payment.

(i)            Any monetary indemnification claim of Purchaser Indemnified Party against Seller which is judicially determined or agreed to be due and owing pursuant to the terms and conditions of this Article VIII shall be satisfied solely by offsetting the amount of the indemnification obligation against the Seller Distribution to which Seller is entitled pursuant to the Operating Agreement and the EPE Certificate of Designation; provided, that such offset shall not exceed the maximum permitted offset pursuant to the Operating Agreement and the EPE Certificate of Designation.  Any remaining indemnification obligation shall be offset against future Seller Distributions in accordance with the proviso of the immediately preceding sentence.  Seller expressly consents and agrees to any offset of the Seller Distribution permitted to be made by Purchasers pursuant to and in accordance with this Section 8.7(c)(i) and, subject to Section 8.7(c)(ii) below, hereby waives any right in law or equity to contest any such offset (other than any contest regarding the amount of any indemnification claim properly giving rise to such offset).  Except as set forth in this Section 8.7(c)(i), no Purchaser Indemnified Party shall have recourse against any asset of Seller or any of its Affiliates in respect of any of the obligations under this Article VIII or otherwise.

(ii)           Notwithstanding clause (i) above:

(A)          two-thirds (2/3) of the aggregate amount of any monetary indemnification claim of a Purchaser Indemnified Party against Seller that is determined or agreed to be due and owing pursuant to a judicial determination, or a Final Determination, as defined in Code Section 1313, the expiration of the applicable statute of limitations, or a binding settlement agreement with the Internal Revenue Service, or in the case of an audit of a tax that is not a United States Federal income tax, a judicial determination, expiration of the applicable statute of limitations or a binding settlement agreement with such taxing authority in respect of a breach by Seller of Section 4.9(a) (EPE Taxes) or pursuant to Section 6.5 (Tax Matters), shall not be subject to offset against Seller Distributions in accordance with Section 8.7(c)(i) above, and instead shall be satisfied by Seller in cash with the remaining one-third (1/3) of such aggregate amount of any monetary indemnification claim of a Purchaser Indemnified Party being subject to the offset provisions in Section 8.7(c)(i) above; provided, that (i) if Seller does not pay such cash amount in satisfaction of the two-thirds (2/3) of such aggregate amount of any monetary indemnification claim of a Purchaser Indemnified Party within 20 Business Days of written request by the Purchaser Indemnified Party, the Purchaser Indemnified Party shall at such time be entitled to recover the entire amount of such claim (both the two-thirds and the one-third together comprising the entire amount of such monetary indemnification claim of a Purchaser Indemnified Party) directly from Seller in cash;

(B)           any claim of a Purchaser Indemnified Party against Seller in respect of a (I) breach by Seller of Section 4.9(b) (Seller

Taxes) or (II) any tax audit of EPE, Seller or Seller’s Affiliates which has commenced prior to the Closing and is open as of the Closing, in either case, for which indemnification is determined or agreed to be due and owing pursuant to a judicial determination, a Final Determination, as defined in Code Section 1313, the expiration of the applicable statute of limitations, or a binding settlement agreement with the Internal Revenue Service, or in the case of an audit of a tax that is not a United States Federal income tax, a judicial determination, expiration of the applicable statute of limitations or a binding settlement agreement with such taxing authority, shall not be subject to Section 8.7(c)(i) above and shall be satisfied in full by Seller in cash;

(C)           any claim of a Purchaser Indemnified Party against Seller pursuant to Section 8.3(a)(ii) other than in respect of breaches of covenants and agreements to the extent to be performed prior to Closing that are not willful on the part of Seller shall not be subject to Section 8.7(c)(i) above and shall be satisfied in full by Seller in cash; and

(D)          any claim of a Purchaser Indemnified Party against Seller for a breach of Section 8.9 shall not be subject to Section 8.7(c)(i) above and shall be satisfied in full by Seller in cash.

(d)           Post Closing Rights and Obligations of Publico.  Effective upon consummation of the Closing:

(i)            Purchasing LLC (A) shall have no rights with respect to, or liabilities or obligations to, Seller or Publico (whether then accrued, unaccrued, contingent or otherwise) under or in respect of this Agreement (other than as to which Purchasing LLC may be indirectly subject by reason of its ownership interest in Publico or in respect of the covenants contained in Sections 6.2(c) (with respect to the last two sentences), 6.2(d), 6.3(b), 6.3(c), 6.9 and 6.11), and (B) on behalf of itself, its debt and equity holders, and successors and assigns, unconditionally and irrevocably waives, releases and discharges any and all rights or claims of any nature, that it has or may have against Seller and any of its successor and assigns, under this Agreement;

(ii)           Seller (A) shall have no rights with respect to, or liabilities or obligations to, Purchasing LLC (whether then accrued, unaccrued, contingent or otherwise) under or in respect of this Agreement (other than in respect of the covenants contained in Sections 6.2(c) (with respect to the last two sentences), 6.2(d), 6.3(b), 6.3(c), 6.9 and 6.11) and (B), on behalf of itself and Beneficiary and each of their successors and permitted assigns, unconditionally and irrevocably waives, releases and discharges any and all rights or claims of any nature, that it or they have or may have against Purchasing LLC, its debt and equity holders, employees, agents and successors and assigns (other than Publico), under this Agreement, other than in respect of the covenants contained in Sections 6.2(d), 6.3(b), 6.3(c), 6.9 and 6.11.

(iii)          This clause (d) shall not affect or limit in any way Purchasing LLC’s rights by virtue of its ownership of Publico, or otherwise through Publico, or Seller’s rights against Publico as contemplated hereunder.

Section 8.8             Escrow Procedures; Parties’ Delivery of Certificates.  The Parties shall deliver in a timely manner to the Closing Escrow Agent all certificates and notices required for the Closing Escrow Agent to make the distributions contemplated by Article II and Section 8.7(a)(iii) of this Agreement and agree to use reasonable best efforts to cause the Closing Escrow Agent to release and distribute the Closing Escrow Amount to Seller and Purchasers, as the case may be, as set forth in the Closing Escrow Agreement.  None of the Parties will request the Closing Escrow Agent to distribute any Closing Escrow Amount to such Party except in a Joint Certificate and all Parties agree to direct and use their reasonable best efforts to cause the Closing Escrow Agent to comply with any Judgment. The Parties agree not to cause amounts to be held back by the Closing Escrow Agent from distribution pursuant to the Closing Escrow Agreement unless there is a good faith reasonable basis to do so hereunder or under the Closing Escrow Agreement.

Section 8.9             Remediation.

(a)           Prior to Closing, Seller shall diligently seek approval (the “Approval”) from the Tennessee Department of Environment and Conservation (“TDEC”) to abandon in place all underground storage tanks on the Kings Mart Property (the “USTs”). If Seller receives such approval prior to Closing, Seller shall immediately take such commercially reasonable action necessary to abandon in place all USTs in compliance with all Environmental Laws.

(b)           If the TDEC does not grant or denies Seller’s request to abandon in place the USTs (the “Request”) prior to Closing, Purchaser shall continue to pursue the Approval for a period of 90 days following the Closing (the “90-day period”).  If the TDEC denies the Request or the Approval is not granted within the 90-day period, then Purchaser shall promptly remove all USTs on the Kings Mart Property in compliance with all Environmental Laws.

(c)           As required by and in compliance with all Environmental Laws,  Purchaser shall also assess and/or remediate (or cause to be assessed and/or remediated) the Kings Mart Property to address any remediation necessitated by the removal of the USTs.  Seller shall pay for the first $100,000 of expenses to effect such UST removal and/or abandonment in place and corresponding assessment, remediation, or corrective action, including, the costs incurred in obtaining a UST removal approval and/or UST abandonment approval, or, to the extent applicable, a No Further Action letter, or their equivalents, from the TDEC (collectively, the “UST Obligations”).

(d)           Purchaser shall conduct such UST Obligations in a diligent and reasonably cost effective manner.  As reasonably requested by Seller from time to time,  Purchaser shall provide Seller with progress reports and correspondence pertinent to the UST Obligations.  Should Purchaser receive any reimbursement or recovery of costs incurred by either Seller or Purchaser in connection with the environmental assessments and/or remediations performed pursuant to this section (“Remediation Costs”) from the prior seller of the Kings Mart Property owing an indemnity to Seller or from TDEC, and if Purchaser has incurred Remediation Costs for which has not been reimbursed under this Section, such recovery shall first be applied to make Purchaser whole, and Purchaser shall promptly pay the proceeds, remaining, if any, to Sellers.

(e)           Without limiting the foregoing, if Seller notifies Purchaser in writing that Seller wishes to pursue the prior seller of the Kings Mart Property owing an indemnity to Seller or TDEC for recovery of Seller’s Remediation Costs and Purchaser does not commence recovery actions and diligently pursue such actions within thirty (30) days after the date of the notice, Seller may pursue such recovery actions in Seller’s name, at Seller’s cost and without causing Purchaser to incur any liabilities or obligations in respect thereof and Purchaser shall assign any rights to such recovery to Seller (without prejudicing Purchaser’s rights in respect of the indemnity as to other and future matters covered by such indemnity).  After Seller has been reimbursed Seller’s costs incurred in seeking such recovery and the Remediation Costs paid or reimbursed by Seller, Seller shall reimburse Purchaser an amount equal to the lesser of Purchaser’s Remediation Costs or any remaining funds recovered. The covenants set forth in this Section 8.9 shall survive the Closing Date.

ARTICLE IX
TERMINATION

Section 9.1             Termination.  This Agreement may only be terminated by a Party by delivery of specific and reasonably detailed written notice setting forth the basis for the termination, including, as applicable, details of the conditions which have not been satisfied, to all other Parties at any time prior to the Closing as follows:

(a)           by mutual agreement of Purchasing LLC and Seller;

(b)           by either Seller or Purchasing LLC, if any Governmental Entity shall have issued an Order or taken any other action, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable after the date hereof; provided, that, the right to terminate this Agreement pursuant to this clause (b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the occurrence of the failure of the Closing to be consummated;

(c)           by either Seller or Purchasing LLC, if the Closing shall not have occurred on or prior to 60 days after the date hereof; provided, that, (x) the right to terminate this Agreement pursuant to this clause (c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the occurrence of the failure of the Closing to be consummated and (y) such right to terminate shall be deferred:

(i)            up to a maximum of 120 days after the date hereof to allow for a final determination (or the expiration of any applicable waiting period) with respect to the transactions contemplated by this Agreement by all applicable Governmental Entities to the extent required to satisfy the condition set forth in Section 7.1(a), if and so long as such determinations and waiting periods or any matter in clause (ii) below are the only matters that preclude the consummation of the Closing under the terms of this Agreement, other than those conditions which by their nature are to be satisfied at the Closing;

(ii)           up to a maximum of 120 days after the date hereof to allow for the completion and delivery of the Audited Financial Statements, if and so long as the completion and delivery of such Audited Financial Statements or any matter in clause (i) above are the only matters that preclude the consummation of the Closing under the terms of this Agreement, other than those conditions which by their nature are to be satisfied at the Closing; or

(iii)          to provide 30 days notice to Seller prior to Closing of a request to assign this Agreement to a substitute company pursuant to Section 10.3 and to allow Seller a reasonable opportunity to conduct diligence on, and approve or disapprove, such substitute company in accordance with the terms of Section 10.3.

(d)           by Seller if any of the Purchasers breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches any of the representations and warranties made by any of the Purchasers in any material respect which would cause the non-satisfaction of the applicable condition; provided that, Seller has notified Purchasers in writing of the breach in accordance with Section 8.7(a)(ii) and (x) the breach is incapable of being cured, (y) such breach has continued without cure for a period of five days after the receipt of notice of breach duly delivered in accordance with Section 10.1 or (z) in the case of a breach by Publico, no assignment has taken place to a substitute company acceptable to the Seller in accordance with Section 10.3 within 20 Business Days of receipt of notice such breach;

(e)           by Purchasing LLC, if Seller breaches or fails to perform or comply with any of its material covenants or agreements contained herein, or breaches any of the representations and warranties made by Seller in any material respect which would cause the non-satisfaction of the applicable condition; provided that, Purchasing LLC, has notified Seller in writing of the breach in accordance with Section 8.7(a)(ii) and (x) the breach is incapable of being cured or (y) such breach has continued without cure for a period of five days after receipt of notice of breach duly delivered in accordance with Section 10.1; and

(f)            by Seller, if Publico’s rights and obligations under this Agreement have been terminated in accordance with Section 10.3 and no assignment has taken place to a substitute company acceptable to the Seller in accordance with Section 10.3 within 20 Business Days of such termination.

Section 9.2             Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party, their successors or permitted assigns or their respective Affiliates, except for the obligations of the Parties contained in (a) this Section 9.2, (b) the confidentiality provisions contained in Section 6.9, (c) the provisions of the Confidentiality Agreement to the extent such survive pursuant to Section 6.9, (d) Section 8.7(a)(i) and (iii), (e) the provisions relating to the payment of fees and expenses contained in Sections 6.2(a), 6.2(b)(iv), 6.8, 8.8 and 10.9 and (f) Sections 10.3(b)(i) and (ii).

ARTICLE X

MISCELLANEOUS

Section 10.1           Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or by telecopier (with transmission confirmed), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Purchasing LLC:

RFX Acquisition, LLC

650 Madison Avenue

16th Floor

New York, New York 10022

Telecopier:  212-753-3188

Attention: Howard Tytel, Esq.

With a copy (which shall not constitute notice) to:

GREENBERG TRAURIG LLP
The MetLife Building
200 Park Avenue
New York, NY  10166
Telephone:  (212) 801-9242
Telecopier:  (212) 801-6400
Attention:       Alan I. Annex

To Publico:

Sports Entertainment Enterprises, Inc.

6730 South Las Vegas Boulevard

Las Vegas, Nevada 89119

Telecopier:  (702) 309 7407

Attention:  Vaso Boreta

With a copy (which shall not constitute notice) to:

Krys Boyle, P.C.

600 Seventeenth Street

Suite 2700 South Tower

Denver, CO 80202

Attention: James P. Beck, Esq.

To Seller:

THE PROMENADE TRUST
Provident Financial Management
2850 Ocean Park Blvd.
Suite 300
Santa Monica, CA 90405
Telephone:  (310) 789-5200

Telecopier:  (310) 789-5299
Attention:  Barry J. Siegel

Lisa Marie Presley

c/o Barry J. Siegel, Provident Financial Management

2850 Ocean Park Boulevard, Suite 300

Santa Monica, CA  90405-2955

Telephone: (310) 789-5200

Telecopier: (310) 789-5299

With a copy (which shall not constitute notice) to:

PROSKAUER ROSE LLP
2049 Century Park East, Suite 3200

Los Angeles, California 90067
Telephone:  (310) 557-2900
Telecopier:  (310) 557-2193
Attention:  Michael A. Woronoff, Esq.

Section 10.2           Amendment.  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed, in the case of an amendment, by Purchasing LLC and Seller.

Section 10.3           Assignment.

(a)           No Party to this Agreement may assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other Parties hereto which consent may be withheld in the sole discretion of the Party from whom consent is sought.

(b)           Notwithstanding anything to the contrary, but subject to the provisos below, in consideration of the agreement by the Parties hereto that Publico shall have limited obligations hereunder until the Closing and the Concurrent Contribution have occurred, and in connection with Purchasing LLC’s agreements with Publico pursuant to the Concurrent Contribution, Publico hereby grants to Purchasing LLC and Seller jointly, and Purchasing LLC and Seller shall have, the right, exercisable jointly, and only jointly, upon written notice signed by each of Purchasing LLC and Seller to Publico, to terminate all (but not less than all) of Publico’s rights and obligations hereunder, and effective immediately upon delivery of such written notice to Publico, all of Publico’s rights and privileges and obligations and liabilities hereunder, including in respect of breaches of this Agreement prior to such termination shall automatically, irrevocably and unconditionally be discharged and terminated, without any further action of any Parties hereto (including Publico), and Publico hereby agrees to such automatic termination and waives any such rights it may have against the other Parties hereto and their Affiliates and successors and permitted assigns, in law or in equity, which may entitle such parties to contest or dispute or not perform or observe the agreements of this Section 10.3, or otherwise be compensated in respect of such termination of this Agreement.  Effective automatically upon such termination,

(i)            Publico on behalf of itself, its debt and equity holders, and any of their successors and assigns, unconditionally and irrevocably waives, releases and discharges any and all rights or claims of any nature, that they have or may have against Purchasing LLC and Seller and their respective debt and equity holders, beneficiaries, and any of their successors and assigns, in respect of this Agreement and the transactions contemplated hereby, and

(ii)           each of Purchasing LLC and Seller, on behalf of themselves and on behalf of their respective debt and equity holders, beneficiaries, and any of their successors and permitted assignees, unconditionally and irrevocably waives, releases and discharges any and all rights or claims of any nature, that they have or may have against Publico, in respect of this Agreement and the transactions contemplated hereby; provided that, (x) Publico shall comply with its obligations under Section 6.9(b) and under the confidentiality and non-disclosure agreements and obligations to which it is subject in respect of the transactions contemplated hereby; and (y) such releases and discharges shall only be effective to the extent the Parties have complied with their respective obligations in Section 8.2(c), Section 8.3 and Article X, including this Section 10.3.

(c)           Seller is entitled to consent, or withhold consent, to any assignment of Publico’s rights and obligations hereunder to another Person as requested by Purchasing LLC, in its sole discretion.  Any such assignee approved by Seller shall execute and deliver to Seller a joinder or other similar agreements in a form satisfactory to Seller to reflect the joinder of the new entity and its substitution for Publico.

(d)           Without limiting Section 6.3(b) or 10.3(c) the Parties agree to execute and deliver such instruments and agreements as may be necessary to effect the terminations, releases, substitutions and assignments contemplated by this Section 10.3.

Section 10.4           Entire Agreement.  This Agreement (including all Disclosure Schedules hereto) and the Ancillary Agreements and the instruments and agreements delivered pursuant hereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, including the Letter of Intent, except for the Confidentiality Agreement (to the extent such agreement would otherwise fall within the notion of prior agreements and understandings as meant in this Section 10.4), which will remain in force and effect with respect to certain matters pursuant to and as specified by the terms of Section 6.9.

Section 10.5           Disclosure Schedules; Exhibits.  If a disclosure is made in one of or in any part of any of the Disclosure Schedules to this Agreement, such disclosure will be deemed to have also been made in each other Disclosure Schedule hereto where the relevance of such disclosure is apparent on the face of any disclosure. The fact that any item or information has been included on any of the Disclosure Schedules to this Agreement shall not be construed to establish, in whole or in part, any standard of the extent disclosure is required (including any standard of materiality) for purposes of the Disclosure Schedules or this Agreement.  The Disclosure Schedules and all Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 10.6           Parties in Interest; No Third-Party Beneficiaries.  Except as set forth in Sections 6.9, 6.11, 6.16, 8.2, 8.3, 8.6, 8.7(a)(i)(B), (b), (c) and (d), 8.7(a)(iii), 10.3 and 10.17, this Agreement shall only inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is otherwise intended to confer upon any Person other than Purchasers or Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.7           Public Disclosure.  Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Parties hereto that they will not issue any publication or disseminate any press release or other public announcement concerning the transactions contemplated hereby without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed), except that in such circumstances where the release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case, the disclosing Party will give the other Parties notice in advance of such issuance and a reasonable opportunity to approve such release or announcement, which approval shall not be unreasonably withheld, conditioned or delayed.  Purchasing LLC intends to issue a release publicly announcing the transaction on or shortly after the date hereof which announcement shall include, among other customary information, certain figures and items from the Unaudited Financial Statements and Purchasing LLC shall provide Seller with a reasonable opportunity to approve such press release in advance, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 10.8           Requests for and Return of Information.  All requests by Purchasing LLC or any of its representatives for information regarding, or for the opportunity to communicate directly with the current management of, the Business as permitted hereunder shall only be made to the designated representatives of Seller as Seller may direct.

Section 10.9           Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses, except as otherwise expressly set forth hereunder.

Section 10.10         Amounts Paid and Calculated in U.S. Dollars; Receivables and Payable Currency.  Any amounts which are contemplated to be calculated or paid or determined hereunder shall be calculated and paid in United States Dollars.

Section 10.11         No Other Representations or Warranties; Authorized Representatives; Bulk Sales; No Obligation to Register Preferred Stock; Legend.

(a)           Except for the representations and warranties contained in Article IV or in the Ancillary Agreements, none of Seller or its Affiliates, nor any other Person on behalf of Seller or its Affiliates makes any other express or implied representation or warranty in connection with the transactions contemplated hereunder, notwithstanding the delivery or disclosure to Purchasers or any of their Representatives or any other Person of any other documentation or other information by Seller, or any of its Representatives or any other Person with respect to any one or more of the foregoing.  Notwithstanding any other representations and warranties in Article IV, the representations and warranties contained in Section 4.13 constitute the sole representations and warranties of Seller with respect to any Environmental Law, Hazardous Substance or environmental liabilities.

(b)           Except for the representations and warranties contained in Article V or in the Ancillary Agreements, none of Purchasers or any other Person on behalf of Purchasers makes any other express or implied representation or warranty in connection with the transactions contemplated hereunder, notwithstanding the delivery or disclosure to Seller or any of its representatives or any other Person of any other documentation or other information by Purchasers or any of their representatives or any other Person with respect to any one or more of the foregoing.

(c)           The Parties hereby waive compliance with the requirements of the bulk sales Laws (or similar Laws for the protection of creditors) of any jurisdiction in connection with the transactions contemplated hereby.

(d)           Except as required pursuant to the Registration Rights Agreement, notwithstanding anything in the contrary in this Agreement, Publico has no obligation to register the Preferred Stock or file any registration statement under either federal or state securities laws, or to include such Preferred Stock in any future registrations or registration statements, or agreements in respect thereof, that Publico or its Affiliates may effect or agree to effect. Any certificate evidencing the Preferred Stock (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the legend set forth in the final two paragraphs of Section 4.23(f).

Section 10.12         GOVERNING LAW.  THIS AGREEMENT AND ANY DISPUTES, CLAIMS OR CONTROVERSIES ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN THE COUNTY OF LOS ANGELES AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CENTRAL DISTRICT IN CALIFORNIA SOLELY, IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT (UNLESS OTHERWISE PROVIDED THEREIN), AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS SHALL BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH CLAIM BY CERTIFIED MAIL IN THE MANNER PROVIDED IN SECTION 10.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.  SPECIFIC PERFORMANCE SHALL BE AVAILABLE ONLY AS PROVIDED BY SECTION 8.7 HEREOF.

Section 10.13         Waivers.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.14         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.14, provided, that, receipt of copies of such counterparts is confirmed.

Section 10.15         Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.16         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.17         Purchasers’ Corporate Opportunities; Trustees not Personally Liable

(a)           For a period of ten (10) years following the Closing Date, Publico shall cause the Controlling Person not to, directly or indirectly, purchase, invest or otherwise participate in any significant manner, in investments, businesses and commercial operations in the media or entertainment sectors, unless such purchase, investment or participation is conducted by and through Publico or its subsidiaries; provided, that: (i) the Controlling Person may make investments in securities of any Person listed on any national securities exchange or any national market system; provided that the Controlling Person’s ownership does not exceed five percent of the outstanding voting power of such Person; and (ii) this Section 10.17(a) shall not apply to the activities of Controlling Person as set forth on Schedule 10.17(a).  Notwithstanding the foregoing, the obligations pursuant to this Section 10.17(a) shall terminate immediately upon: (i) a change in control of Publico (as such concept is defined in Controlling Person’s employment agreement); (ii) the later of (A) the termination of the Controlling Person’s employment with Publico following the expiration of the initial term of the Controlling Person’s employment agreement with Publico, if Publico has elected as of such time not to renew such employment agreement on reasonable terms and (B) the date that is five (5) years following the Closing Date; and (iii) the later of (A) the termination of the Controlling Person’s employment with Publico without cause or upon a constructive termination, in each case as such concepts are defined in Controlling Person’s employment agreement, and (B) the date that is three (3) years following the Closing Date.

(b)           Publico shall not, and shall not permit any of its Affiliates to purchase, invest or otherwise participate in the commercialization of “Elvis Presley”,

or the business activities directly related thereto, unless (i) such purchase, investment or participation is conducted by or through EPE or LLC, or (ii) if such purchase, investment or participation is conducted by an Affiliate of Publico, other than EPE or the LLC, and EPE or the LLC receives a licensing or similar fee approved in accordance with the terms of the Operating Agreement or Shareholder Agreement.

(c)           Purchasers acknowledge and agree that Beneficiary and her heirs may use the name “Elvis Presley” or derivations thereof together with Beneficiary’s relationship to Elvis Presley and the image and likeness of Elvis Presley in furtherance of her or their professional career as an entertainer and an individual celebrity as it evolves over time.  Notwithstanding the foregoing, neither Beneficiary nor her heirs shall use the name “Elvis Presley” or derivations of “Elvis” in any commercial manner including in connection with any product or service in agreement with a third party.  Nothing in this Agreement shall prevent Beneficiary from using the name “Lisa Marie Presley” in any manner or form, subject to the preceding sentence, engaging in any activities for her own account.  Seller agrees that for a period of three years immediately following the Closing Date, Seller shall not knowingly, and shall not knowingly permit any of its Affiliates to, directly or indirectly, (i) solicit the employment or services of, hire, or retain or (ii) encourage to terminate the employment with the Business of, any person who as of the Closing Date was employed in the Business and which person had significant managerial, supervisory or executive responsibilities in the Business; provided, that Purchasers hereby acknowledge and agree that the foregoing shall not prohibit the Beneficiary from engaging the services of Gary Hovey, Barry Siegel or Provident Financial Management for any purpose.

(d)           The trustees of the Seller shall not be personally liable to Purchaser Indemnified Parties under this Agreement.

ARTICLE XI

DEFINITIONS AND TERMS

Section 11.1           Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.6;

“Affiliate” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made;

“Agreement” shall mean this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof;

“Ancillary Agreements” shall mean the Closing Escrow Agreement, the Consulting and Non-Competition Agreement, the Employment Agreements, the Instrument of Assignment, the Operating Agreement, the Stockholders Agreement, the Mansion Agreement, the Tax Sharing Agreement, the Purchase and Sale Agreement and the Registration Rights Agreement;

“Anthology Indebtedness” shall mean any Indebtedness incurred in connection with the Elvis by the Presleys (Anthology) program; provided that to the extent such Indebtedness is incurred from and after the date hereof, Purchasers have received advance written notice of the amount and terms of such Indebtedness, provided further that all payments or advances received in connection with such program shall be applied to costs and expenses in connection with the Elvis by the Presleys program;

“Audio Masters” shall have the meaning set forth in Section 4.20(b);

“Audio/Visual Masters” shall have the meaning set forth in Section 4.20(b);

“Audited Financial Statements” shall mean audited balance sheets as of December 31, 2001, 2002 and 2003 and September 30, 2004 and the related statements of income, changes in stockholders’ equity and cash flows for the Business for the fiscal years, and nine month period, then ended, audited by Deloitte & Touche or such other auditor reasonably acceptable to Purchasing LLC, and prepared in accordance with GAAP, consistently applied, as required by applicable Law in connection with the filing of the Public Transaction Report;

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act;

“Beneficiary” means Lisa Marie Presley;

“Beneficiary Confidential Information” shall have the meaning set forth in Section 6.9(b).

“Benefit Plans” shall have the meaning set forth in Section 4.10(a);

“Bill of Sale” shall have the meaning set forth in Section 3.2(a);

“Books and Records” shall mean originals of all books, ledgers, files, reports, plans and operating records of, or maintained by, and related primarily to the Business, as the case may be;

“Business” shall have the meaning set forth in the Recitals to this Agreement;

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banks in the State of New York are required to be closed;

“Cash and Cash Equivalents” shall mean cash and all instruments with an original maturity of three months or less;

“Cash Consideration” shall have the meaning set forth in Section 2.2;

“Certificate of Designation” shall mean the certificate of designation for the Preferred Stock of Publico containing the terms set forth on Exhibit O hereto;

“Claim” shall have the meaning set forth in Section 8.4

“Claim Notice” shall have the meaning set forth in Section 8.4;

“Closing” shall have the meaning set forth in Section 3.1;

“Closing Date” shall have the meaning set forth in Section 3.1;

“Closing Debt Schedule” shall have meaning set forth in Section 3.2(e);

“Closing Escrow Agent” shall have the meaning set forth in the Closing Escrow Agreement;

“Closing Escrow Agreement” shall have the meaning set forth in Section 2.3;

“Closing Escrow Amount” shall have the meaning set forth in Section 2.3;

“Closing Time” shall have the meaning set forth in Section 3.1;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Competition Laws” shall mean any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

“Compositions” shall have the meaning set forth in Section 4.20(b);

“Concurrent Contribution” shall have the meaning set forth in the Recitals to this Agreement;

“Concurrent Investors” shall mean any private equity investor (institutional or otherwise) making an equity investment Publico simultaneous with the transactions contemplated hereby on terms materially consistent with the terms as previously provided in writing by Purchasing LLC to Seller ;

“Confidential Information” shall have the meaning set forth in Section 6.9;

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of June 15, 2004 by and between FXM, Inc., on behalf of Purchasing LLC, and EPE, on behalf of Seller;

“Consideration” shall mean the Cash Consideration and the Preferred Stock;

“Consulting and Non-Competition Agreement” shall mean the Consulting and Non-Competition Agreement substantially in the form of Exhibit P;

“Contracts” shall mean, whether written or oral, all agreements, contracts, leases, subleases, indentures, mortgage documents and commitments, instruments, documents and commitments creating security interests, guarantees, customer orders, purchase orders, dealer and distributorship agreements, supply agreements, licenses, sublicenses, joint venture agreements, partnership agreements and other similar arrangements and commitments and rights thereunder;

“Controlling Person” shall mean Robert F. X. Sillerman and his Affiliates;

“Contributed Assets” shall have the meaning set forth in the recitals to this Agreement;

“Conversion Shares” shall mean the shares of Publico Common Stock into which the Preferred Stock is convertible;

“Disclosure Schedules” shall mean each and every Schedule, Exhibit and Annex to this Agreement and the contents thereof;

“Employees” shall mean have the meaning set forth in Section 4.10(a);

“Employment Agreements” shall mean the employment agreements in the form attached as Exhibits H and I;

“Encumbrance” shall mean consensual liens, pledges, charges, security interests, restrictions, claims and other encumbrances of any kind;

“Entertainment Rights” shall mean the intellectual property rights being acquired under that certain transaction currently contemplated by EPE as previously approved by Purchasing LLC;

“Entertainment Indebtedness” shall mean any Indebtedness incurred directly in connection with the acquisition of the Entertainment Rights, not to exceed $300,000;

“Environmental Law” shall mean all federal, regional, state, county or local Laws, relating to public health or safety, pollution, damage to or protection of the environment, environmental conditions, releases or threatened releases of

Hazardous Materials into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated prior to the Closing Date.  Environmental Laws include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time prior to the Closing Date: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.)  (“CERCLA”); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”); the Clean Air Act (42 U.S.C. 7401 et seq.); and the Clean Water Act (33 U.S.C. 1251 et seq.);

“EPE” shall have the meaning set forth in the Recitals to this Agreement;

“EPE Series A Certificate of Designation” shall mean the Certificate of Designation of the Preferred Stock of EPE containing the terms set forth on Exhibit S hereto;

“EPE Series B Certificate of Designation” shall mean the Certificate of Designation of the Preferred Stock of EPE, containing the terms set forth on Exhibit S hereto;

“EPE Shares” shall mean, collectively, (i) 85% of the common stock of EPE, on a fully diluted basis and (ii) 100% of the Series A Preferred Stock of EPE, in each case, issued and outstanding on the Closing Date;

“ERISA” shall have the meaning set forth in Section 4.10(a);

“Exchange Act” shall have the meaning set forth in Section 5.4;

“Excluded Assets” shall have the meaning set forth in the recitals to this Agreement;

“Excluded Liabilities” shall have the meaning set forth in the recitals to this Agreement;

“GAAP” shall mean generally accepted accounting principles in the United States;

“Governmental Entity” shall mean any federal, state, local or foreign court or governmental or regulatory authority, agency, commission, body or other governmental entity;

“Grantors” shall have the meaning set forth in Section 4.20(d)(ii)(A);

“Hazardous Substances” shall mean any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law or regulated by any Governmental Entity including petroleum and any derivatives or by-products thereof, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls and including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law;

“HSR Act” shall have the meaning set forth in Section 4.4;

“Identity Rights” shall have the meaning set forth in Section 4.20(b);

“Improper Activities” shall have the meaning set forth in Section 6.16;

“Indebtedness” shall mean

(a)           all liabilities, contingent or otherwise, of such Person, to the extent such liabilities would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b)           all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any capitalized lease obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; and

(c)           all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or that are secured by any assets or property of such Person;

provided, that, for purposes of determining the amount of Indebtedness outstanding of any Person(s), guarantees or other Indebtedness referred to in clause (c) shall not be calculated in duplication of Indebtedness referred to in clauses (a) or (b);

“Indemnified Party” shall have the meaning set forth in Section 8.4;

“Indemnifying Party” shall have the meaning set forth in Section 8.4;

“Infringing” shall mean to infringe or violate Intellectual Property Rights;

“Instrument of Assignment” shall have the meaning set forth in Section 2.4;

“Intellectual Property Rights” shall mean any and all domestic and international patent and trademarks, service marks, trade dress and all other designations of origin,

trade names and all other forms of business names, and all pending applications of all of the foregoing, copyrights, Internet domain names, rights of publicity, including, without limitation, the use of name, sobriquet, voice, signature, photograph, likeness, portrait, and any other representations and any and all registrations of any of the foregoing, technology, know-how, computer software programs and applications, databases, tangible or intangible propriety information or materials and any other intellectual property rights as that term is commonly understood;

“Joint Certificate” shall mean shall have the meaning set forth in the Closing Escrow Agreement;

“Knowledge” shall mean, in the case of Seller, the actual knowledge of the persons set forth on Exhibit Q;

“Law” or “Laws” shall mean any applicable law, statute, ordinance, rule, regulation, order, judgment or decree of any jurisdiction (foreign or domestic) of a Governmental Entity;

“Leased Real Property” shall mean the real property which is leased by a third party to Seller or the Transferred Subsidiaries;

“Letter of Intent” shall mean the letter agreement dated September 15, 2004 between the Sillerman Companies and the Promenade Trust;

“Liabilities” shall mean all liabilities, obligations, guarantees, damages, losses, debts, claims, demands, judgments, fines, penalties or settlements of any nature or kind, including, indebtedness, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured;

“LLC” shall have the meaning set forth in the recitals to this Agreement to this Agreement;

“LLC Contribution” shall have the meaning set forth in the recitals to this Agreement;

“LLC Interests” shall have the meaning set forth in the recitals to this Agreement;

“Losses” shall mean losses, damages, deficiencies, diminution of value, claims (including claims made by any indemnified party’s equity holders, directors, officers or employees), liabilities, obligations, penalties and reasonably incurred fees, costs and expenses of any nature whatsoever, and including reasonable out-of-pocket legal fees and expenses;

“Mansion Property” shall have the meaning set forth on Schedule 4.16(a).

“Mansion Agreement” shall mean the Lease Agreement by and between Seller, as landlord, and EPE, as tenant, to be entered into as of the Closing Date, in the form set forth on Exhibit R.

“Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Business, taken as a whole; provided, that, none of the following or the results thereof shall be a Material Adverse Effect:  (i) any change or condition generally affecting the industries in which the Business operates or (ii) any change in Law or the interpretation thereof;

“Material Contracts” shall mean all material Contracts to which Seller or any Transferred Subsidiary is a party, bound, that is used, held for use or intended for use in, the operation or conduct of the Business or that otherwise relates to the Business, including (w) Contracts containing covenants not to compete or exclusivity provisions or other similar covenants of Seller or its Affiliates or the Transferred Subsidiaries in any way materially restricting or limiting, or imposing material conditions on, the conduct of the Business; (x) Contracts between Seller or Beneficiary or any other beneficiary or Affiliate of Seller or Affiliate or an immediate family member of Beneficiary, as the case may be, and a Transferred Subsidiary; and (y) Contracts that have an aggregate future liability to any Person (other than Seller or the Transferred Subsidiaries) equal to or greater than $150,000 per year that are not terminable by Seller or the Transferred Subsidiaries by notice of not more than 60 days;

“Material IP Contracts” shall have the meaning set forth in Section 4.20(m)(i);

“Maximum Amount” shall mean $3,000,000;

“Multiemployer Plan” shall have the meaning set forth in Section 4.10(c)(i);

“New Title Insurance Policies” shall have the meaning set forth in Section 3.2(g);

“Notice Period” shall have the meaning set forth in Section 8.4;

“Operating Agreement” shall mean the Amended and Restated Operating Agreement of LLC in the form of Exhibit B, to be entered into at the Closing concurrent with the sale of the LLC Interests to Publico;

“Order” shall have the meaning set forth in Section 7.1(b);

“Ordinary Course of Business” shall mean the ordinary course of business of the Business, consistent with past practice;

“Other Filings” shall have the meaning set forth in Section 5.10;

“Outstanding Indebtedness” shall mean the aggregate amount of outstanding Indebtedness of the Transferred Subsidiaries as of the Closing Date, after giving effect to the contributions to LLC contemplated by Section 6.2(c), excluding the Anthology Indebtedness and the Entertainment Indebtedness, and including and treating as Indebtedness, the principal amount of the defeasance contemplated by Section 6.13;

“Owned Real Property” shall mean the real property which is owned by Seller or the Transferred Subsidiaries;

“Parking Lot Property” shall have the meaning set forth on Schedule 4.16(a).

“Party” shall have the meaning set forth in the Recitals to this Agreement;

“PBGC” shall mean the Pension Benefit Guaranty Corporation;

“Permits” shall mean material licenses, permits, authorizations, consents, exemptions, waivers, rights, certificates of occupancy, franchises, orders or approvals of, agreements, and registrations with any Governmental Entity necessary to operate the Business as presently operated in compliance with all Laws;

“Permitted Encumbrances” shall mean (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, repairmen’s, landlords’ or other similar common law or statutory Encumbrances arising or incurred in the ordinary and normal course of business or which are not reasonably likely to impair operations, (ii) Encumbrances arising under equipment leases with third parties entered into in the ordinary and normal course of business which are not reasonably likely to impair operations, (iii) Encumbrances for Taxes assessments and other governmental charges not yet due or payable or due but not delinquent, (iv) any easements or similar matters of record that, alone or in the aggregate, are not reasonably likely to impair the operation of the Business or portion of the Business being conducted at the Mansion Property as currently conducted in any material respect, (v) zoning, building subdivision laws or ordinances or other similar laws or rights reserved to or vested in any Governmental Entity to control or regulate the use of any real property that do not prevent or inhibit the operation of the Business or portion of the Business being conducted at the Mansion Property as currently conducted in any material respect; (vi) any Encumbrances, easements, rights-of-way, zoning, covenants, licenses, encroachments, protrusions and other minor defects or irregularities in title and other matters of record, in each case, that do not prevent or inhibit the operation of the Business or portion of the Business being conducted at the Mansion Property, as currently conducted in any material respect or that are listed as exceptions and approved by Purchasing LLC on the New Title Insurance Policies and Title Endorsements; (vii) Encumbrances in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (viii) Encumbrances on property not securing Indebtedness for borrowed money that do not materially interfere with the use,  disposition, or value of such property; (ix) deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations, surety and customs bonds, bids, leases, government contracts, trade contracts and other similar obligations; and (x) licenses (with respect to Intellectual Property and other property) that are described in Section 4.20(a);

“Permitted Exceptions” shall have the meaning set forth in Section 4.20(a);

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization or a government or any agency or political subdivision thereof;

“Photographs” shall have the meaning set forth in Section 4.20(b);

“Post-Closing Period” shall mean any period which is not included in the Pre-Closing Period;

“Pre-Closing Period” shall mean all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date determined in accordance with Section 6.5(a)(ii) and 6.5(b)(ii);

“Preferred Stock” shall mean the Voting Convertible Preferred Stock of Publico, to be issued pursuant to the Certificate of Designation;

“Public Transaction Report” shall mean a form 8-K or such other forms, documents, consents and information, and any amendments or supplements thereto, required under the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, in connection with the Seller Contribution to Publico and transactions contemplated by this Agreement and the Ancillary Agreements, and the rights and obligations hereunder and thereunder;

“Publico” shall have the meaning set forth in the Recitals to this Agreement;

“Publico Acquisition Agreement” shall mean the Purchase Agreement between Purchasing LLC and Sports Entertainment Enterprises, Inc. and the other parties named therein of even date herewith;

“Publico Audited Financial Statements” shall have the meaning set forth in Section 5.6;

“Publico Common Stock” shall mean the common stock, par value $0.001 per share, of Publico;

“Publico Financial Statements” shall have the meaning set forth in Section 5.6;

“Publico Material Adverse Effect” shall mean: (i) a material impairment or delay of the Purchasers’ ability to perform its obligations hereunder; or (ii) a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of Publico and following the Closing, the Business, taken as a whole; provided, that, none of the following or the results thereof shall be a Publico Material Adverse Effect: (x) any change or condition generally affecting the industries in which the Publico, Purchasing LLC, or the Business operates or (y) any change in Law or the interpretation thereof;

“Publico Unaudited Financial Statements” shall have the meaning set forth in Section 5.6;

“Purchase and Sale and Agreement” shall mean the Purchase and Sale Agreement substantially in the Form of Exhibit A hereto;

“Purchaser Failure to Close” shall mean any failure by Purchasers (a) to timely cure any breach by Purchasers of any provision of this Agreement that would permit Seller to terminate this Agreement after receipt of written notice by Seller to Purchasers specifying in reasonable detail the nature of such breach, provided that Seller is not then in material breach of this Agreement and (b) to effect the Closing promptly after receipt of written notice from Seller requesting Purchasers to do so, provided that upon delivery of such notice, the Seller is ready, willing and able to effect the Closing hereunder and the conditions set forth in Sections 7.1 and 7.2 have been satisfied, other than those conditions in Sections 7.1 and 7.2 which by their nature are to be satisfied at Closing;

“Purchaser Indemnified Parties” shall mean Purchasers and their Affiliates and any permitted assignees and their Affiliates (other than Seller or Beneficiary);

“Purchasers” shall have the meaning set forth in the Recitals to this Agreement;

“Purchasing LLC” have the meaning set forth in the Recitals to this Agreement;

“Real Property” shall mean all Owned Real Property (other than any Excluded Asset) and all rights of Seller and the Transferred Subsidiaries in respect of the Leased Real Property (including subleaseholds), including in each case, to the extent applicable, all rights of Seller and the Transferred Subsidiaries in respect of all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (including appurtenant rights in and to public streets);

“Registration Rights Agreement” shall mean a registration rights agreement containing the terms in the Publico Preferred Stock Term Sheet 1 attached as Exhibit O;

“Representatives” shall have the meaning set forth in Section 6.2(b);

“Residuary Trust” shall have the meaning set forth in Section 4.20(n);

“Retained Interest” shall mean, collectively (i) 100% of the outstanding Class B membership interests of LLC, (ii) 15% of the common stock of EPE, on a fully diluted basis and (iii) 100% of the Series B Preferred Stock of EPE, in each case, issued and outstanding on the Closing Date;

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder;

“Securities Act” shall have the meaning set forth in Section 4.23(a);

“SEC” shall mean the United States Securities and Exchange Commission;

“SEC Reports” shall have the meaning set forth in Section 5.9;

“Section 351 Control” shall mean Publico stock with at least 80% of the issued and outstanding voting power of Publico and at least 80% of all other classes of capital stock of Publico issued and outstanding;

“Seller” shall have the meaning set forth in the Recitals to this Agreement;

“Seller Contribution” shall have the meaning set forth in Section 2.1;

“Seller Distribution” shall mean the Class B Distribution (as such term is defined in the Operating Agreement of LLC) and the EPE Preferred Distribution (as such term is defined in the EPE Certificate of Designation;

“Seller Indemnified Parties” shall mean Seller and its Affiliates and any permitted assignees and their Affiliates (other than the Transferred Subsidiaries);

“Seller Intellectual Property Rights” shall have the meaning set forth in Section 4.20(a);

“Seller Tax Certificate” shall have the meaning set forth in Section 3.2(c);

“Other Publico Certificate of Designation” shall mean the certificate of designation for the Preferred Stock of Publico containing the terms set forth on Exhibit T hereto;

“Other Preferred Stock” shall mean the Preferred Stock of Publico to be issued pursuant to the Other Publico Certificate of Designation;

“Software” shall have the meaning set forth in Section 4.20(b);

“Solvency” with respect to any Person, shall mean that, as of the date of determination, both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

“Songwriter Agreements” shall have the meaning set forth in Section 4.20(e)(ii);

“Songwriters” shall have the meaning set forth in Section 4.20(d)(ii)(A);

“Stockholders Agreement” shall have the meaning set forth in the recitals to this Agreement;

“Straddle Period” shall have the meaning set forth in Section 6.5(a)(ii);

“Subsidiary” shall mean any Person of which any specified Person owns, directly or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise having the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person;

“Tangible Personal Property” shall mean all tangible personal property of Seller and the Transferred Subsidiaries used in the Business, including all artifacts, collections, personal effects or other items held at the Mansion Property or the Mansion Property storage facilities or used in connection with the operation of the Mansion Property or the Business;

“Taxes” shall mean any domestic or foreign federal, state or local taxes, levies, imposts, duties or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed thereon, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise (including any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, federal highway use, commercial rent or environmental tax);

“Tax Returns” shall have the meaning set forth in Section 4.9;

“Tax Sharing Agreement” shall have the meaning set forth in Section 6.5(a)(v);

“Threshold Amount” shall mean $1,000,000;

“Title Endorsements” shall have the meaning set forth in Section 3.2(h);

“Trademarks” shall have the meaning set forth in Section 4.20(b);

“Transactions” shall mean the Seller Contribution, contributions and other transactions contemplated by this Agreement;

“Transferred Subsidiaries” shall mean EPE and LLC and their direct and indirect subsidiaries;

“Transferors” shall mean Seller, Purchasing LLC and the Concurrent Investors;

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury;

“Trust” shall mean the Promenade Trust, a grantor trust created under the laws of Tennessee;

“Trust Agreement” shall mean Second Restated and Amended Trust Agreement, dated December 15, 2004, by and among Barry Siegel and Gary Hovey, as Co-Trustees, and Beneficiary;

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7;

“Will” shall have the meaning set forth in Section 4.20(n);

“Willful” for purposes of Article VIII, shall mean an action or omission known by the Person taking or failing to take such action, or directing another Person to take or fail to take an action or allow an omission occur, to be in breach of this Agreement; and

“Written Works” shall have the meaning set forth in Section 4.20(b).

Section 11.2           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

RFX ACQUISITION LLC

By:	/s/ Robert F.X. Sillerman

	Name:	Robert F.X. Sillerman
	Title:	Managing Member

SPORTS ENTERTAINMENT ENTERPRISES, INC.

By:	/s/ Vaso Boreta
	Name:	Vaso Boreta
	Title:	President

THE PROMENADE TRUST

By:	/s/ Gary Hovey
	Name:	Gary Hovey
	Title:	Co-Trustee

By:	/s/ Barry J. Siegel
	Name:	Barry J. Siegel
	Title:	Co-Trustee

Signature Page to Contribution and Exchange Agreement